EXECUTION VERSION

EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

by and between

PAR PHARMACEUTICAL, INC.

and

ADMIRAL ACQUISITION CORP.,

on the one hand,

and

ANCHEN INCORPORATED,

and

CHIH-MING CHEN, PH.D.
(solely with respect to Article XIII),

on the other hand

Dated as of August 23, 2011

(continued)

(continued)

iiii

(continued)

(continued)

v

(continued)

Exhibit D	Company Option Cancellation Agreement

Exhibit E	Company SAR Cancellation Agreement

Exhibit F	Voting Agreement

Exhibit G	Form of Non-Competition and Non-Solicitation Agreement

Exhibit H	Form of Amendment to TWI Agreements

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 23, 2011, is made by and between PAR PHARMACEUTICAL, INC., a Delaware corporation (“Parent”), and ADMIRAL ACQUISITION CORP., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), on the one hand, and ANCHEN INCORPORATED, a Delaware corporation (the “Company”), and CHIH-MING CHEN, PH.D. (“Dr. Chen”) (solely with respect to Article XIII), on the other hand.  Each of Parent, Merger Sub and the Company may also be referred to herein individually as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have determined to engage in a business combination transaction on the terms and subject to the conditions stated herein;

WHEREAS, the respective Boards of Directors of Merger Sub and the Company have determined that it would be advisable and in the best interests of their respective stockholders to consummate the merger of Merger Sub with and into the Company on the terms and conditions set forth herein (the “Merger”), whereby, among other things, (i) each issued and outstanding share of Company Common Stock (as defined below) (other than Company Common Stock owned by the Company or any of its respective direct or indirect wholly owned Subsidiaries) shall be converted into the right to receive the consideration set forth herein; (ii) all of the Vested Company Options (as defined below) and Vested Company SARs (as defined below) shall be canceled and extinguished (unless exercised or converted prior to the Merger), and shall be converted into the right to receive the consideration set forth herein.

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved the Merger and the other transactions contemplated in this Agreement and have approved and adopted this Agreement;

WHEREAS, Exhibit A sets forth the ownership, as of the date of this Agreement, of Company Common Stock, Vested Company RSUs, Vested Company Options and Vested Company SARs;

WHEREAS, in order to induce Parent and Merger Sub to enter into this Agreement, Dr. Chen has separately entered into a voting agreement pursuant to which he has agreed to vote all of his direct and indirect shares of Company Common Stock in favor of adoption of this Agreement, on the terms and subject to the conditions contained in this Agreement; and

WHEREAS, Parent has adopted this Agreement and approved the Merger as the parent and sole stockholder of Merger Sub;

NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

AGREEMENT

ARTICLE I

Definitions.

Section 1.1

Definitions.  As used in this Agreement the following terms have the following respective meanings:

“Acquisition Proposal” means, with respect to the Company, any offer or proposal relating to any transaction or series of related transactions involving: (a) any acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of greater than 15% of the outstanding capital stock of the Company or any of its Subsidiaries, or any tender offer or exchange offer that, if consummated, would result in any Person (that is not a Company Stockholder) or group beneficially owning greater than 15% of the outstanding capital stock of the Company or any of its Subsidiaries; (b) any merger, consolidation, business combination or similar transaction involving the Company or any of its Subsidiaries; (c) any sale, lease (other than in the ordinary course of business consistent with past practice), exchange, transfer, license (other than in the ordinary course of business consistent with past practice) or other disposition of greater than 20% (determined by book value) of the assets of the Company or any of its Subsidiaries, except for transactions of the nature set forth on Schedule 1.1(a); or (d) any liquidation or dissolution of the Company (provided, however, that the transactions between Parent and the Company contemplated by this Agreement shall not be deemed an Acquisition Proposal).

“Act” or “Acts” means, individually or collectively, the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. 1 et seq., and any other legislation in any jurisdiction dealing with the approval to market drugs, pharmaceuticals products and medical devices, as amended from time to time.

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by or under common control with such first Person.  A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct or to cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Agreements” has the meaning set forth in Section 4.1(c).

“ANDA” means an abbreviated new drug application, including all periods of exclusivity awarded or attached thereto, all additions, supplements, extensions and modifications thereto and the official regulatory files relating thereto, filed by the Company or any of its Subsidiaries with the FDA pursuant to the Act(s), or similar filings with the appropriate Governmental Authority in a jurisdiction outside the United States, all as set forth on Schedule 1.1(b); provided, however, that Schedule 1.1(b) shall not include ANDAs relating to the Products identified as “Excluded Products” on Schedule 4.21.

“Applicable Federal Tax Return” means the consolidated U.S. federal income Tax Return of Parent for an Applicable Tax Year.

“Applicable Tax Year” means each U.S. federal income tax year of Parent that ends after the Closing Date up to and including the U.S. federal income tax year of Parent that includes the date on which the full release of the Escrow Amount to the Securityholders’ Representative occurs pursuant to Section 11.11 and the Escrow Agreement.  For the avoidance of doubt, the final Applicable Tax Year shall be the tax year of the Parent that includes the date on which the full release of the Escrow Amount to the Securityholders’ Representative under Section 11.11 and the Escrow Agreement occurs.

“Benefits Liabilities” means all amounts, without duplication, that become due and payable by the Company or any of its Subsidiaries to directors, officers or employees of the Company as a result of the execution of this Agreement or consummation of the Merger, including the Change of Control and Severance Payments and any obligation of the Company or any of its Subsidiaries for the employer portion of any employment-related Taxes arising with respect to the payment of the foregoing amounts.

“Business Day” means any day other than a Saturday, Sunday, federal holiday or other day on which commercial banks in New York, New York or Los Angeles, California are authorized or required by Law to close.

“Business Employee” means any common law employee employed by the Company or any Company Subsidiary as of the Closing Date.

“Cancellation Agreement Deadline” has the meaning set forth in Section 3.5(c).

“Cash and Cash Equivalents” means, as of the date in question, all cash and cash equivalent assets (including checks received by the Company prior to the Closing Date) held by the Company and the Subsidiaries less the sum of (a) all cash and cash equivalents (but only to the extent included in cash and cash equivalent assets) that are not freely useable by the Company because they are subject to restrictions or limitations on use, whether by Contract or otherwise, and (b) the amount of any unpaid checks and wire transfers issued prior to the date in question, all calculated on a consolidated basis determined in accordance with GAAP.

“Certificate” means, with respect to shares of Company Common Stock (other than restricted stock), certificates that, immediately prior to the Effective Time, represented any such shares.

“Certificate Delivery” has the meaning set forth in Section 3.5(b).

“Certificate of Merger” means a certificate of merger with respect to the Merger in accordance with Section 252 of the DGCL.

“Change of Control and Severance Payments” means the amount of any change of control, severance, transaction bonus or other similar payment rights of any officer, director or employee of the Company or any of its Subsidiaries that (i) become due and payable as a result of the execution of this Agreement or consummation of the Merger or (ii) are paid or payable on or after the Closing Date to any person whose employment with the Company or any of its Subsidiaries was terminated after the date hereof and prior to or concurrently with the Closing, including those Business Employees set forth on Schedule 6.5.

“Claim” means any suit, litigation, judicial or administrative proceeding, claim, arbitration, criminal prosecution, formal investigation, demand letter, warning letter, notice of violation or notice of alleged liability, penalty or fine.

“Claim Notice” has the meaning set forth in Section 11.4(a).

“Closing” has the meaning set forth in Section 2.3.

“Closing Balance Sheet” has the meaning set forth in Section 3.6(a).

“Closing Cash” means the amount of Cash and Cash Equivalents held by the Company as of the Closing.

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Date Indebtedness” means all Company Indebtedness outstanding as of the Closing.

“Closing Option Consideration” means, with respect to a holder of Vested Company Options, an amount in cash equal to (a) the product of (i) the Per Share Consideration and (ii) the aggregate number of shares of Company Common Stock into which such holder’s Vested Company Options would have been converted upon exercise immediately prior to the Effective Time, minus (b) the aggregate amount such holder would be required to pay to the Company if such holder exercised all of his, her or its outstanding Vested Company Options immediately prior to the Effective Time, such amount rounded to the nearest whole cent and computed after aggregating cash amounts for all shares of Vested Company Options held by such Company Optionholder immediately prior to the Effective Time.

“Closing Payment” has the meaning set forth in Section 3.2.

“Closing Payment Disbursement Schedule” has the meaning set forth in Section 3.3(c).

“Closing SAR Consideration” means, with respect to a holder of Vested Company SARs, an amount in cash equal to (a) the product of (i) the Per Share Consideration and (ii) the aggregate number of shares of Company Common Stock underlying such holder’s Vested Company SARs immediately prior to the Effective Time, minus (b) the product of (i) the grant price specified in each award agreement relating to such holder’s Vested Company SARs and (ii) the aggregate number of shares of Company Common Stock underlying such holder’s Vested Company SARs immediately prior to the Effective Time, such amount rounded to the nearest whole cent and computed after aggregating cash amounts for all shares of Vested Company

SARs and Vested Company Options held by such Company Optionholder and/or Company SARholder immediately prior to the Effective Time.

“Closing Share Consideration” means, with respect to a Company Stockholder (other than a Dissenting Stockholder), an amount in cash equal to the product of (a) the Per Share Consideration and (b) the aggregate number of shares of Company Common Stock held by such Company Stockholder as of immediately prior to the Effective Time.

“Closing Statement” has the meaning set forth in Section 3.6(a).

“Closing Working Capital” means (a) the sum of (i) accounts receivables including receivables from an Affiliate related to trade activities to be settled within 89 days of the Closing Date, (ii) Inventory; and (iii) prepaid expenses and other current assets (excluding Cash and Cash Equivalents, interest receivable and prepaid taxes described below in this definition), in each case of the Company and its Subsidiaries, minus (b) the sum of (i) all reserves and allowances applicable to the items set forth in clause (a) (including chargebacks, returns and allowances, rebates, administration fees, shelf stock adjustments, allowance for doubtful accounts, reserves for cash discounts and other deductions) and (ii) all accounts payable, payable to an Affiliate and other current liabilities of the Company and its Subsidiaries (including amounts “Payable to Licensor”, “Payable to collaboration partner”, “Payable to distributors”, and “Other accrued expenses” as set forth in the Financial Statements), in each case determined in accordance with GAAP as of the Closing.  For purposes of determining accruals for Taxes included in the Closing Working Capital, the parties agree that (i) all income Tax liabilities and income Tax assets shall be excluded such that the Tax assets and liabilities included in the Closing Working Capital are limited to those assets and liabilities for real estate Taxes, excise Taxes relating to ethanol consumption, and payroll Taxes; and (ii) all Tax liabilities attributable to deferred obligations of the Company and Company Subsidiaries shall also be excluded.  For purposes of calculating Closing Working Capital, (A) accounts receivable (after taking into account any unapplied payments actually received) that are more than 90 days past due shall be reserved against in full and (B) salaries, wages, incentive payments, vacation, sick and personal days, 401(k) matching contributions and any other employee benefits relating to Business Employees, in each case accrued and unpaid as of the Closing Date, shall be accrued for as a current liability.

“COBRA” has the meaning set forth in Section 4.10(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Approvals” has the meaning set forth in Section 4.1(e).

“Company Benefit Plan” has the meaning set forth in Section 4.10(a).

“Company Common Stock” means issued and outstanding shares of common stock, par value $0.0001 per share, of the Company, including Company RSAs and shares represented by Vested Company RSUs.

“Company Equity Plans” means the Anchen Pharmaceuticals, Inc. 2002 Stock Option Plan, 2003 Stock Option Plan, 2004 Stock Option Plan, Anchen Incorporated 2005 Stock Option Plan, Anchen Incorporated 2006 Stock Option Plan and Anchen Incorporated 2008 Equity Incentive Plan.

“Company Indebtedness” means, without duplication and with respect to the Company and/or any of its Subsidiaries, all (i) indebtedness for borrowed money; (ii) obligations evidenced by notes, bonds, debentures or similar instruments; (iii) obligations to pay the deferred purchase price of property or services, except current Liabilities taken into account in the calculation of Closing Working Capital; (iv) accrued but unpaid milestone obligations and accrued but unpaid royalty obligations (but in each case except to the extent taken into account as current liabilities in the calculation of Closing Working Capital); (v) obligations in respect of interest rate, currency or commodity derivatives, swaps, hedges or similar arrangements; (vi) obligations as lessee under capitalized leases; (vii) obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities; (viii) guaranties made by the Company or any Company Subsidiary on behalf of any third party; and (ix) principal, interest (including default interest), premiums, penalties (including prepayment and early termination penalties and default penalties or judgments), breakage fees and other amounts owing in respect of the items described in the foregoing clauses (i) through (viii).

“Company Intellectual Property” means all Intellectual Property owned or licensed by the Company or its Subsidiaries, or otherwise used in connection with the businesses of the Company and its Subsidiaries, and all agreements relating thereto.

“Company Option” means an option to purchase shares of Company Common Stock issued under a Company Equity Plan.

“Company Optionholder” means a holder of Vested Company Options.

“Company RSA” means a restricted share issued under a Company Equity Plan.

“Company RSU” means a restricted share unit issued under a Company Equity Plan.

“Company RSUholder” means a holder of Vested Company RSUs.

“Company SAR” means a stock appreciation right issued under a Company Equity Plan.

“Company SARholder” means a holder of Vested Company SARs.

“Company Securityholders” means the Company Stockholders, the Company Optionholders and the Company SARholders.

“Company Stockholder” means any beneficial and record holder of Company Common Stock immediately prior to the Effective Time.

“Company Subsidiary” means any entity that is a Subsidiary of the Company.

“Company Transaction Expenses” means any legal, accounting, broker’s, investment banker, dataroom provider and any other third party service provider fees and expenses incurred by the Company in connection with this Agreement and the agreements contemplated hereby and the consummation of the Merger and other transactions contemplated hereby and thereby.

“Confidentiality Agreement” has the meaning set forth in Section 6.1(f).

“Contract” means any agreement, contract, purchase order, sales order or other legally binding commitment or other arrangement, together with any amendments and modifications thereto.

“Damages” has the meaning set forth in Section 11.2(a).

“DEA” means the United States Drug Enforcement Administration and any successor thereto.

“DGCL” has the meaning set forth in Section 2.1.

“Dispute Notice” has the meaning set forth in Section 3.6(b).

“Disputed Items” has the meaning set forth in Section 3.6(b).

“Dissenters’ Rights Statute” means Section 262 of the DGCL.

“Dissenting Shares” has the meaning set forth in Section 3.1(d)(i).

“Dissenting Stockholder” means a Company Stockholder who has properly exercised his, her or its right to dissent in accordance with the Dissenters’ Rights Statute.

“DMF” has the meaning set forth in Section 4.17(f).

“Draft Tax Benefit Computation” has the meaning set forth in Section 12.6(b).

“Dr. Chen” has the meaning set forth in the Preamble.

“Effective Time” has the meaning set forth in Section 2.2.

“Encumbrance” means any lien, mortgage, pledge, security interest, deed of trust, hypothecation, transfer restriction or other encumbrance.

“Environmental Laws” means any and all applicable federal, state, local, foreign, international, multinational or administrative law, statute, code, ordinance, rule, regulation or other binding requirement relating to employee health and safety, pollution, protection of the environment (including ambient air, indoor air, surface water, groundwater, soil, gas, land surface or subsurface strata) and protection of natural resources; provided, that the foregoing definition shall not be interpreted to include any matter regulated by the FDA or subject to Regulatory Approvals.

“Environmental Permit” means any Permit granted or issued by a Governmental Authority pursuant to any Environmental Law.

“ERISA” has the meaning set forth in Section 4.10(a).

“ERISA Affiliate” means any entity (whether or not incorporated) other than the Company that, together with the Company, is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means PNC Bank, N.A.

“Escrow Agreement” means the escrow agreement entered into on the Closing Date by Parent, the Securityholders’ Representative and Escrow Agent, substantially in the form attached hereto as Exhibit B.

“Escrow Amount” has the meaning set forth in Section 3.4(a).

“Estimated Benefits Liabilities” has the meaning set forth in Section 3.3(b).

“Estimated Cash” has the meaning set forth in Section 3.3(b).

“Estimated Closing Balance Sheet” has the meaning set forth in Section 3.3(b).

“Estimated Closing Payment” has the meaning set forth in Section 3.3(b).

“Estimated Closing Payment Calculation” has the meaning set forth in Section 3.3(b).

“Estimated Closing Working Capital” has the meaning set forth in Section 3.3(b).

“Estimated Company Indebtedness” has the meaning set forth in Section 3.3(b).

“Estimated Company Transaction Expenses” has the meaning set forth in Section 3.3(b).

“Estimated Transaction Deductions” has the meaning set forth in Section 3.3(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FDA” means the United States Food and Drug Administration and any successor thereto.

“FDA Supplier Action” has the meaning set forth in Section 6.9.

“Final Merger Consideration” has the meaning set forth in Section 3.6(d).

“Financial Statements” has the meaning set forth in Section 4.4(a).

 “FIRPTA Certificate” has the meaning set forth in Section 6.7(c).

“Fully Diluted Share Amount” means the sum of the following (without double-counting): (a) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (which includes shares represented by Vested Company RSUs), (b) the number of shares of Company Common Stock issuable upon exercise of all Vested Company Options and (c) the number of shares of Company Common Stock underlying all Vested Company SARs.

“Fundamental Representations” means the representation and warranties contained in Sections 4.1 (Incorporation; Authorization; etc.), 4.2 (Capitalization; Structure) and 4.14 (Brokers, Finders, etc) and all representations and warranties made by Parent and Merger Sub in Article VI.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” has the meaning set forth in Section 4.1(e).

“Hazardous Material” means any material or substance that is regulated as a toxic or hazardous substance or waste or a pollutant or contaminant in any of the Environmental Laws and includes asbestos, petroleum, polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive matter  and pharmaceutical chemicals and compounds regulated as toxic or hazardous or as a pollutant or contaminant under Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnifying Person” means a Company Securityholder as of immediately prior to the Effective Time, other than the Dissenting Stockholders.

“Indemnitee” has the meaning set forth in Section 11.4(a).

“Indemnitor” has the meaning set forth in Section 11.4(a).

“Independent Accountant” has the meaning set forth in Section 3.6(c).

“Intellectual Property” means any and all of the following as they exist in all jurisdictions throughout the world, together with all rights to sue at law or in equity or recover and retain damages and costs and attorney’s fees for past, present, and future infringement, dilution, misappropriation or other violation of any of the foregoing, and all rights to obtain renewals, continuations, continuations-in-part, divisions, reissues or other extensions or modifications of legal protections pertaining thereto: (i) patents and patent applications ; (ii) trademarks and trademark applications, service marks and service mark applications, trade names, trade dress, domain names, brand names, certification marks, logos, corporate names and other indications of origin, together with all goodwill related to the foregoing, (iii) copyrights and designs, applications for registrations of copyrights, and copyrightable works and all rights associated therewith and the underlying works of authorship, (iv) inventions (whether or not patentable and whether or not reduced to practice) and invention disclosures, invention certificates, trade secrets, discoveries, processes, formulae, formulations, specifications, manufacturing and production processes and techniques, compositions, methods, schematics, drawings, blue prints, utility models, designs and design applications, technology, know-how, ideas and improvements, technical data, databases, mask works, customer lists, and other proprietary or confidential information and materials, (v) material proprietary computer software programs, including all source code, object code and documentation relating thereto, and (vi) all rights in the foregoing, as applicable.

“Inventory” means all raw materials, work-in-process and finished goods inventory of the Company and its Subsidiaries.

“IRS” means the United States Internal Revenue Service and any successor thereto.

“Knowledge of the Company” or words of similar import, means the actual knowledge of Dr. Chen and the knowledge, after due inquiry, of John Mooney, JB Davis, Michael Park, Domingo Tan, Connie Chang or Margaret Choy.

“Law” means (a) any federal, state, local, foreign, international, multinational or administrative law (including common law), statute, code, ordinance, rule, regulation or other requirement, or (b) any binding judicial or administrative interpretation of any of the foregoing or any governmental requirements or restrictions of any kind.

“Lease” has the meaning set forth in Section 4.8(a)(xii).

“Leased Facilities” has the meaning set forth in Section 4.13.

“Leased Real Estate” has the meaning set forth in Section 4.13.

“Liability” means any debt, liability, obligation, deficiency, penalty, assessment, fine, claim, cause of action or other loss, fee, cost or expense of any kind, character or nature whatsoever, absolute or contingent, accrued or unaccrued and whether due or to become due.

“Make-Whole Amount” means an amount equal to (a) 5% of the Closing Payment minus (b) the aggregate amount of payments expected to be paid into the Escrow Account under Section 12.7 with respect to the Transaction Deductions as determined by mutual agreement of the Company and Parent prior to Closing (disregarding the Unavailable Deduction, if any).  For the avoidance of doubt, in the event the Make-Whole Amount as calculated hereby results in a negative number, for all purposes of this Agreement, the Make-Whole Amount shall be equal to zero (0).

“Material Adverse Effect” means any event, occurrence, fact or change that, individually or in the aggregate with all such events, occurrences, facts or changes, has, has had or would reasonably be expected to have a material adverse effect on (a) the business, assets, liabilities, properties, financial condition or results of operations of the Company and its Subsidiaries taken as a whole; or (b) the ability of the Company to consummate the transactions contemplated hereby on a timely basis, except that any event, occurrence, fact, condition or change resulting from any of the following shall not be deemed a Material Adverse Effect:  (i) any change in conditions in the United States, foreign or global economy or capital or financial markets, including any change in interest or exchange rates; (ii) any regulatory, political or economic condition generally affecting the generic pharmaceuticals industry; (iii) changes in GAAP or the interpretation or enforcement thereof by a Governmental Authority; (iv) the execution and announcement of this Agreement, including any effect on customer, supplier, distributor, licensor, licensee, employee or similar relationships resulting therefrom; (v) the adoption, implementation, promulgation, repeal, modification or reinterpretation by any Governmental Authority of any Order, government program, industry standard or applicable Law; or (vi) any natural disaster, hostilities, act of terrorism or war (whether declared, pending or threatened) or the material escalation or material worsening of any such natural disaster, hostilities, acts of terrorism or war; except, in the case of each of (i), (ii), (iii), (v) and (vi), for any such event, occurrence, fact, condition or change that has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the businesses and industries in which the Company and its Subsidiaries operate.

“Material Contracts” has the meaning set forth in Section 4.8(a).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 3.2.

“Merger Sub” has the meaning set forth in the Preamble.

“Order” means any order, writ, injunction (temporary or permanent), sanction, judgment, ruling or decree of any Governmental Authority.

“Overlap Period” means a taxable year or other taxable period beginning on or before, and ending after, the Closing Date.

“Parachute Payment Waiver” has the meaning set forth in Section 6.13(a).

“Parent” has the meaning set forth in the Preamble.

“Parent Approvals” has the meaning set forth in Section 5.1(d).

“Parent Benefit Plans” has the meaning set forth in Section 6.5(b).

“Parent Indemnified Person” has the meaning set forth in Section 11.2(a).

“Party” and “Parties” have the respective meanings set forth in the Preamble.

“Paying Agent” has the meaning set forth in Section 3.5(a).

“Payment Fund” has the meaning set forth in Section 3.4(f).

“Per Share Consideration” means the quotient obtained by dividing (a) (i) the amount of the Payment Fund plus (ii) the aggregate amount that would be paid to the Company in respect of all outstanding Vested Company Options had each such Vested Company Option been exercised immediately prior to the Effective Time plus (iii) the aggregate amount of grant prices specified in the applicable award agreements in respect of all outstanding Vested Company

SARs had each such Vested Company SAR been exercised immediately prior to the Effective Time; by (b) the Fully Diluted Share Amount.

“Permit” means any approval, permit, license, certificate, franchise, registration or other authorization issued, granted or given by any Governmental Authority, but excluding the Regulatory Approval(s).

“Permitted Encumbrance” means any (a) Encumbrance arising under carriers’, warehouseman’s, mechanics’, materialmen’s, landlords’, laborers’, suppliers’ and vendors’ liens, incurred in good faith in the ordinary course of business, that are not due and payable or are being contested by appropriate proceedings (provided that appropriate reserves required pursuant to GAAP have been made in respect thereof); and (b) Encumbrance securing the payment of Taxes, either not yet due and payable or being contested in good faith by appropriate legal or administrative proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof).

“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, or other form of business or legal entity.

“Post-Closing Tax Period” means any period for Tax purposes beginning on or after the day immediately following the Closing Date.

“Pre-Closing Tax Period” means any period for Tax purposes that ends on or before the Closing Date and, with respect to any Overlap Period, the portion of such period ending on and including the Closing Date.

“Pro Rata Share” means with respect to each Company Securityholder, a fraction, the numerator of which is (a) the aggregate number of shares of Company Common Stock owned by such Company Stockholder, (b) the aggregate number of shares of Company Common Stock subject to the Vested Company Options held by such Company Optionholder or (c) the aggregate number of shares of Company Common Stock underlying the Vested Company SARs held by such Company SARholder, as applicable, in either case immediately prior to the Effective Time, and the denominator of which is the Fully Diluted Share Amount.

“Product” means all pharmaceutical products (a) manufactured, distributed, sold or marketed by or on behalf of the Company or any of its Subsidiaries or (b) being researched, being developed, or otherwise in the pipeline of the Company or any of its Subsidiaries, in each case, as of the date of this Agreement and/or as of the Closing Date, provided, however, the term “Product” shall not include those Products identified as “Excluded Products” on Schedule 4.21.

“Reference Date” and “Reference Date Balance Sheet” have the respective meanings set forth in Section 4.4(a).

“Regulatory Approval(s)” means the respective authorizations, approvals, applications, clearances, consents, qualifications and other rights held by or for the benefit of the Company or any of its Subsidiaries from the FDA, DEA and all other applicable Governmental Authorities that are legally required to research, manufacture, market and sell the Products, including price approvals therefor in any given jurisdiction, including any:

(a)

ANDAs, national drug codes (NDCs) and marketing approvals (including premarket approvals and applications (PMAs)), each within the meaning of the Act or other Law, as applicable; and

(b)

any equivalent of the foregoing in other jurisdictions.

“Regulatory Files” means all files of the Company and its Subsidiaries with respect to (a) all adverse event reports and other material data, information and materials relating to adverse experiences and other safety issues with respect to the Products, (b) all material correspondence between the Company or a Company Subsidiary, on the one hand, and any Governmental Authority, on the other hand, relating to the Products, including any safety reports or updates, complaint files and product quality reviews, all clinical or pre clinical data derived from clinical studies conducted or sponsored by or on behalf of the Company and its Subsidiaries, and (c) all other material documents, reports, records and other data, information and materials relevant to compliance with the applicable Laws relating to the Products and the Company’s and its Subsidiaries’ activities concerning the development, testing (including conducting clinical trials), manufacture, processing, distribution, importation,  marketing, storage, labeling, packaging, promotion, or sale of the Products.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Material into the environment (including ambient air, indoor air, surface water, groundwater, soil gas, land surface or subsurface strata).

“Representative” has the meaning set forth in Section 4.17(j).

“Securityholder Indemnified Persons” has the meaning set forth in Section 11.2(b).

“Securityholders’ Representative” means Dr. Chih-Ming Chen, Ph.D., solely in his capacity as the representative of the Company Securityholders and not in his individual capacity, or his successor appointed in accordance with the terms of this Agreement.

“Securityholders’ Representative Expense Fund” has the meaning set forth in Section 13.4.

“Severance Payment Contribution” means two million dollars ($2,000,000), which represents Parent’s contribution to the severance pay due and payable to those Business Employees of the Company set forth on Schedule 6.5 whose employment with the Company is required to be terminated pursuant to Section 6.5.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, joint venture or other legal entity of which such Person owns, directly or indirectly, either alone or through or together with any other Subsidiary of such Person, voting stock or other voting equity interests representing more than 50% of the voting equity interests thereof or more than 50% of the ordinary voting power thereof.

“Survival Periods” has the meaning set forth in Section 11.1.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Target Working Capital Amount” means $20,000,000.

“Tax Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Authority.

“Tax Benefit” has the meaning set forth in Section 11.3.

“Tax Benefit Objection Notice” has the meaning set forth in Section 12.6(b).

“Tax Contest” means any deficiency, proposed adjustment, adjustment, assessment, audit, examination or other administrative or court proceeding, suit, dispute or other claim relating to Taxes.

“Tax Indemnity” has the meaning set forth in Section 11.2(a).

“Tax Return” means tax returns (including amendments thereof), statements, forms and reports (including elections, declarations, disclosures, schedules, estimates and information tax returns) for Taxes.

“Taxes” means all taxes including all federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, excise, severance, windfall profits, stamp, license, payroll, social security, withholding and other taxes assessments, duties, or levies of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a consolidated, combined, affiliated or unitary group.

“Third Party Claim” has the meaning set forth in Section 11.4(b).

“Threshold” has the meaning set forth in Section 11.2(c)(ii).

“Transaction Deductions” means without duplication the income Tax deductions of the Company or any Company Subsidiary for the items specified on Schedule 12.6 (whether payable on or after the Closing Date, including upon the release of the Escrow Amount).

“Transaction Tax Benefit Amount” means for any Applicable Tax Year, the amount equal to the excess of (1) the amount of U.S. federal income Taxes that would have been incurred by Parent, the Company, any Company Subsidiary and their Affiliates with respect to such year (or period) calculated assuming that the Transaction Deductions are zero dollars ($0) over (2) the amount of U.S. federal income Taxes that were actually incurred by Parent, the Company, any Company Subsidiary and their Affiliates with respect to the year (or period).  For purposes of computing the Transaction Tax Benefit Amount, the Parties shall assume that all items of income, gain, deduction, expense, and credits (including those relating to state income Taxes) are the same under clause (1) and clause (2) except for any increase in deductions or expenses under clause (2) with respect to the Transaction Deductions (including as applicable, as part of any net operating loss deduction).  For avoidance of doubt, (i) if the amount of U.S.

federal income Tax refunds receivable by Parent, the Company or any Company Subsidiary, or their Affiliates for an Applicable Tax Year (or the portion of the Overlap Period beginning on the day after the Closing Date) is increased as a result of the Transaction Deductions, such increase will be a Transaction Tax Benefit Amount, (ii) the Transaction Tax Benefit shall not include any state, local or non-U.S. tax benefits, and (iii) shall be subject to the Transaction Tax Benefit Cap in accordance with Section 12.6(a).

“Transaction Tax Benefit Cap” means thirty-five million dollars ($35,000,000).

“Transfer Taxes” has the meaning set forth in Section 3.5(h).

“Unavailable Deduction” means the amount of the Tax Benefit that Parent and the Company reasonably determine prior to Closing will not be available to the Surviving Corporation or its Affiliates as a result of the failure to obtain any Parachute Payment Waivers from a “disqualified individual” pursuant to Section 6.13.

“Unresolved Items” has the meaning set forth in Section 3.6(c).

“Vested Company Option” means a Company Option (or portion thereof) that is vested and outstanding immediately prior to the Effective Time and that has an exercise price that is less than the Per Share Consideration, including any applicable Company Option (or portion thereof) that, as a result of the Merger, will accelerate in full and no longer be subject to any further vesting.

“Vested Company RSU” means a Company RSU that is vested and outstanding immediately prior to the Effective Time, including any applicable Company RSU that, as a result of the Merger, will accelerate in full and no longer be subject to any further vesting.

“Vested Company SAR” means a Company SAR (or portion thereof) that is vested and outstanding immediately prior to the Effective Time and that has a grant price specified in the applicable award agreement that is less than the Per Share Consideration, including any applicable Company SAR (or portion thereof) that, as a result of the Merger, will accelerate in full and no longer be subject to any further vesting.

“Walk-Away Date” has the meaning set forth in Section 10.1(b).

“WARN Act” has the meaning set forth in Section 4.16(c).

Section 1.2

Construction.

(a)

For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires:  (i) words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders; (ii) references herein to “Articles,” “Sections,” “subsections” and other subdivisions, and to Exhibits, Schedules and other attachments, without reference to a document, are to the specified Articles, Sections, subsections and other subdivisions of, and Exhibits, Schedules and other attachments to, this Agreement; (iii) a reference to a subsection or other subdivision without further reference to a Section is a reference to such subsection or subdivision as contained in the same Section in which the reference appears; (iv) the words “herein”, “hereof”, “hereunder”, “hereby” and other words of similar import refer to this Agreement as a whole and not to any particular provision; (v) the words “include”, “includes” and “including” are deemed to be followed by the phrase “without limitation”; (vi) all accounting terms used and not defined herein have the respective meanings given to them under GAAP; (vii) any reference in this Agreement to $ or dollars shall mean U.S. dollars; and (viii) the words “made available to Parent” and words of similar import refer to documents posted to the Merrill DataSite and RR Donnelly Venue Data Site by or on behalf of the Company and reflected on the indexes thereto, dated as of the date hereof, set forth in Schedule 1.2(a) or (B) delivered in person or electronically to Parent and its representatives and advisors.

(b)

Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.  Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(c)

Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

ARTICLE II

The Merger

Section 2.1

The Merger.  At the Effective Time, subject to and in accordance with the terms and conditions of this Agreement and the Certificate of Merger, and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into the Company in the Merger and the separate corporate existence of Merger Sub shall cease.  The Company shall continue as the surviving corporation (sometimes referred to as the “Surviving Corporation”) in the Merger and, as of the Effective Time, shall be a wholly owned Subsidiary of Parent.

Section 2.2

Effective Time.  On the Closing Date, the Company and Merger Sub will file the Certificate of Merger with the Office of the Secretary of State of Delaware.  The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Office of the Secretary of State of Delaware, or at such later date or time as is agreed by Parent and the Securityholders’ Representative and specified in the Certificate of Merger (the “Effective Time”).

Section 2.3

Closing of the Merger.  Subject to the satisfaction or waiver (to the extent permitted under applicable Laws) of each of the conditions contained in Articles VI, VII and VIII, the closing of the Merger (the “Closing”) shall take place on the second Business Day after satisfaction or waiver (to the extent permitted under applicable law) of the conditions set forth in Articles VI, VII and VIII, at the offices of Orrick, Herrington & Sutcliffe LLP, 777 South Figueroa Street, Los Angeles, California 90017, unless another time, date or place is agreed to in writing by the Company and Parent; provided, however, that in no event shall the Closing take place prior to October 6, 2011.  The actual date on which the Closing takes place is referred to in this Agreement as the “Closing Date” and the Closing shall be deemed effective as of 12:01 a.m. on the Closing Date.

Section 2.4

Effects of the Merger.  From and after the Effective Time, the Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation following the Merger, and all debts, liabilities, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, liabilities, restrictions, disabilities and duties of the Surviving Corporation following the Merger, subject to the terms and conditions contained in this Agreement.

Section 2.5

Certificate of Incorporation and Bylaws; Directors.  At the Effective Time:

(a)

The certificate of incorporation of the Company shall be amended in its entirety to read as set forth in Exhibit C, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b)

The bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law, except as to the name of the Surviving Corporation.

(c)

The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation following the Merger, each to hold office until the earlier of such individual’s resignation or removal or until a successor is duly elected and qualified, as the case may be.

ARTICLE III

Merger Consideration; Conversion of Shares

Section 3.1

Effect on Capital Stock, Company Options and Company SARs.  As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or any Company Securityholder, the following shall occur:

(a)

Stock of Merger Sub.  Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation.

(b)

Cancellation of Treasury Stock.  Each share of Company Common Stock that is owned by the Company (as treasury stock or otherwise) immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)

Treatment of Company Common Stock, Company Options and Company SARs.

(i)

Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including each share of Company Common Stock represented by a Vested Company RSU, but excluding shares of Company Common Stock cancelled pursuant to Section 3.1(b) and any Dissenting Shares) shall convert into the right to receive (A) the Closing Share Consideration, payable in accordance with Section 3.5(b), (B) at such time and only to the extent it becomes earned and distributable, the applicable Pro Rata Share of any additional amount paid pursuant to Section 3.6(d) and (C) at such time and only to the extent it becomes earned and distributable, the applicable Pro Rata Share of any portion of the Escrow Amount paid to the Company Securityholders pursuant to the Escrow Agreement and in accordance with Section 11.11.  The Closing Share Consideration shall be rounded to the nearest cent and computed after aggregating cash amounts for all shares of Company Common Stock held by such Company Stockholder immediately prior to the Effective Time.  All such shares of Company Common Stock shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist at the Effective Time.

(ii)

No outstanding Company Options shall be assumed or substituted by Parent.  Each Company Option shall, by virtue of the Merger and without any action on the part of Parent, the Company or the Company Optionholder, be irrevocably cancelled and terminated and each then unexercised and outstanding Vested Company Option shall convert into the right to receive a cash payment, without interest, which shall be equal to: (A) the Closing Option Consideration, payable in accordance with Section 3.5(c), plus (B) at such time and only to the extent it becomes earned and distributable, the applicable Pro Rata Share of any additional amount paid pursuant to Section 3.6(d) plus (C) at such time and only to the extent it becomes earned and distributable, the applicable Pro Rata Share of any portion of the Escrow Amount paid to the Company Securityholders pursuant to the Escrow Agreement and in accordance with Section 11.11.  The payment of the Closing Option Consideration shall be reduced by any applicable income or employment Tax withholding required under the Code or any provision of applicable Tax Law.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Vested Company Options to the extent paid over to the applicable Tax Authority.  For the avoidance of doubt, all Company Options with an exercise price greater than the Per Share Consideration will be cancelled and will not have any right to receive any consideration in respect thereof.

(iii)

No outstanding Company SARs shall be assumed or substituted by Parent.  Each Company SAR shall, by virtue of the Merger and without any action on the part of Parent, the Company or the Company SARholder, be irrevocably cancelled and terminated and each then unexercised and outstanding Vested Company SAR shall convert into the right to receive a cash payment, without interest, which shall be equal to: (A) the Closing SAR Consideration, payable in accordance with Section 3.5(c), plus (B) at such time and only to the extent it becomes earned and distributable, the applicable Pro Rata Share of any additional amount paid pursuant to Section 3.6(d) plus (C) at such time and only to the extent it becomes earned and distributable, the applicable Pro Rata Share of any portion of the Escrow Amount paid to the Company Securityholders pursuant to the Escrow Agreement and in accordance with Section 11.11.  The payment of the Closing SAR Consideration shall be reduced by any applicable income or employment Tax withholding required under the Code or any provision of applicable Tax Law.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Vested Company SARs to the extent paid over to the applicable Tax Authority.  For the avoidance of doubt, all Company SARs with a grant price greater than the Per Share Consideration will be cancelled and will not have any right to receive any consideration in respect thereof.

(iv)

Prior to the Closing, and subject to the review and approval of Parent, the Company shall take all actions necessary to effect the transactions contemplated by this Section 3.1 under the Company Equity Plans, Company RSU agreements, Company Option agreements, Company SAR agreements and all other plans or arrangements of the Company (whether written or oral, formal or informal), including delivering all required notices and obtaining any required consents, such that, at the Closing, the Company shall not have any outstanding equity interests or equity-related interests other than shares of Company Common Stock, Company RSUs, Company Options and Company SARs.

(d)

Dissenting Shares.

(i)

Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock outstanding as of immediately prior to the Effective Time and held by a Dissenting Stockholder (“Dissenting Shares”) who, as of the Effective Time, has not effectively withdrawn or lost his appraisal rights shall not be converted into or represent a right to receive the Per Share Consideration pursuant to Section 3.1(c), any additional amount paid pursuant to Section 3.6(d) or any portion of the Escrow Amount paid to the Company Stockholders.  Each holder of Dissenting Shares shall be entitled only to such rights as are granted by the Dissenters’ Rights Statute and, unless and until such holders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist.

(ii)

Notwithstanding the provisions of Section 3.1(d)(i), if any Dissenting Stockholder effectively withdraws or loses (through the failure to perfect or otherwise) his, her or its rights to receive payment for the fair value of his, her or its Dissenting Shares under the Dissenters’ Rights Statute, then, as of the later of the Effective Time and the occurrence of such event, such Dissenting Shareholder’s Company Common Stock (A) shall no longer be deemed Dissenting Shares and (B) shall be treated as if it had been converted automatically into and represents only the right to receive the consideration set forth in Section 3.1(c)(i).

(iii)

The Company shall give Parent (A) prompt notice of any demands for appraisal or purchase pursuant to the Dissenters’ Rights Statute, withdrawals of such demands, and any other instruments served pursuant to the Dissenters’ Rights Statute and received by the Company, and shall provide promptly copies of any written notice or correspondence from any putative dissenter and/or dissenter’s counsel, and (B) the right to participate in all negotiations and proceedings with respect to demands for appraisal or purchase under the Dissenters’ Rights Statute.  The Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonably withheld), offer to make, agree to make or make any payment with respect to any demands for dissenters’ rights with respect to Company Common Stock or offer to settle or compromise any such demands.

(iv)

All expenses incurred by the Company and Parent with respect to the exercise of any dissenters’ rights in accordance with the Dissenters’ Rights Statute through the Closing Date shall be treated as Company Transaction Expenses, and all such expenses incurred by Parent, the Surviving Corporation or any Subsidiary thereof after the Closing Date (excluding any amounts paid to Dissenting Stockholders in satisfaction of such appraisal rights that are equal to the consideration received by Company Stockholders in accordance with

Section 3.1(c)) shall be payable out of the Escrow Amount pursuant to written instructions delivered by Parent to Escrow Agent.

Section 3.2

Merger Consideration.  Notwithstanding any other provision of this Agreement, the aggregate amount (including any amounts withheld pursuant to Section 3.5(g)) Parent shall pay or cause to be paid to the Company Securityholders in exchange for the acquisition by Parent of all shares of Company Common Stock (including each Company RSA and each share of Company Common Stock represented by a Vested Company RSU) and the cancellation of all Vested Company Options and Vested Company SARs shall be equal to the aggregate of the following amounts:  (a) an amount in cash equal to $410,000,000 (the “Closing Payment”) plus (b) all Closing Cash (collectively, the “Merger Consideration”), as adjusted pursuant to Sections 3.3 and 3.6 and payable in accordance with Sections 3.4 and 3.5.

Section 3.3

Pre-Closing Adjustment; Disbursement Schedule.

(a)

Prior to the Closing, the Company shall first use its available cash to repay all applicable Company Indebtedness, Company Transaction Expenses and Benefits Liabilities, if any.

(b)

Not later than three Business Days prior to the anticipated Closing Date (after giving effect to the payments of all amounts required by Section 3.3(a)), the Company and Parent shall together prepare a consolidated balance sheet of the Company and its Subsidiaries estimated as of the Closing (the “Estimated Closing Balance Sheet”), prepared in accordance with GAAP, together with a schedule and worksheet (the “Estimated Closing Payment Calculation”) setting forth the Company’s good faith estimate of the (i) Closing Working Capital ascertained from the Estimated Closing Balance Sheet (the “Estimated Closing Working Capital”); (ii) Closing Date Indebtedness (the “Estimated Company Indebtedness”); (iii) Company Transaction Expenses (the “Estimated Company Transaction Expenses”); (iv) Benefits Liabilities, if any (“Estimated Benefits Liabilities”); (v) Closing Cash (“Estimated Cash”) and (vi) Transaction Deductions (the “Estimated Transaction Deductions”).  In connection with the foregoing, the Company shall provide to Parent, within a reasonable period of time prior to the preparation of such estimates, copies of, or access to, all books, records, receipts and other information and documentation reasonably necessary for Parent to confirm the Company’s calculation of the Estimated Closing Working Capital, Estimated Company Indebtedness, Estimated Company Transaction Expenses, Estimated Benefits Liabilities, Estimated Cash and Estimated Transaction Deductions.  If the amount of the Estimated Closing Working Capital is less than the Target Working Capital Amount, then such deficiency shall be deducted from the Closing Payment, and if the Estimated Closing Working Capital is greater than the Target Working Capital Amount, then such excess shall be added to the Closing Payment.  The Closing Payment, following the adjustments contemplated by this Section 3.3(b), is referred to herein as the “Estimated Closing Payment”.

(c)

Together with the delivery of the Estimated Closing Payment Calculation, the Company shall deliver to Parent a schedule (the “Closing Payment Disbursement Schedule”) setting forth:

(i)

each Company Securityholder’s ownership of Company Common Stock, Vested Company Options or Vested Company SARs, as applicable, as of the Effective Time;

(ii)

the portion of Estimated Closing Date Indebtedness set forth next to the name of each Person receiving such portion of the Estimated Closing Date Indebtedness;

(iii)

the portion of the Estimated Company Transaction Expenses set forth next to the name of each Person receiving such portion of the Estimated Company Transaction Expenses;

(iv)

the portion of the Estimated Benefits Liabilities, if any, to be paid to each recipient thereof (assuming no failure of any of the conditions to each such recipient’s receipt of a Change of Control and Severance Payment prior to the Closing);

(v)

the applicable portion of the Estimated Closing Payment, if any, to be paid to each Company Securityholder; and

(vi)

detailed wire instructions for each Person listed on the Closing Payment Disbursement Schedule.

Section 3.4

Payment of Estimated Closing Payment.  At the Closing, Parent shall pay or cause to be paid the Estimated Closing Payment as follows:

(a)

Deposit with Escrow Agent.  Pursuant to the Escrow Agreement, Parent shall deposit with the Escrow Agent, by wire transfer of immediately available funds, (a) 5% of the Closing Payment, plus (b) the Unavailable Deductions, if any, plus (c) the Make-Whole Amount, if any, (the sum of the foregoing amounts, plus any additional amounts deposited by Parent or the Surviving Corporation with the Escrow Agent pursuant to this Agreement and the Escrow Agreement, the “Escrow Amount”), which may be used by the Parent Indemnified Persons to satisfy (A) the payment of a post-Closing adjustment (if any) to the Estimated Closing Payment in Parent’s favor in accordance with Section 3.6, and (B) any indemnification obligations of the Indemnifying Persons under this Agreement.  The Escrow Amount shall be disbursed in accordance with this Agreement and the Escrow Agreement.  The Escrow Amount is a portion of the Merger Consideration and shall be deducted from the Estimated Closing Payment.

(b)

Company Indebtedness.  To the extent not paid by the Company prior to the Closing, Parent shall pay, on behalf of the Company and as a deduction from the Estimated Closing Payment, the Estimated Company Indebtedness by wire transfer of immediately available funds in accordance with the Closing Payment Disbursement Schedule.

(c)

Company Transaction Expenses.  To the extent not paid by the Company prior to the Closing, Parent shall pay, on behalf of the Company and as a deduction from the Estimated Closing Payment, the Estimated Company Transaction Expenses by wire transfer of immediately available funds in accordance with the Closing Payment Disbursement Schedule.

(d)

Benefits Liabilities.  To the extent not paid by the Company prior to the Closing, Parent shall pay to the Company, as a deduction from the Estimated Closing Payment, the Estimated Benefits Liabilities by wire transfer of immediately available funds in accordance with the Closing Payment Disbursement Schedule, and the Company shall immediately deliver the applicable amount, less any required withholding, to each applicable payee of a Benefit Liability.

(e)

Securityholders’ Representative Expense Fund.  Parent shall deposit with the Securityholders’ Representative, by wire transfer of immediately available funds, the amount required to be paid to the Securityholders’ Representative for the benefit of the Company Securityholders pursuant to Section 13.4.  The Securityholders’ Representative Expense Fund is a portion of the Merger Consideration and shall be deducted from the Estimated Closing Payment.

(f)

Payment to Company Securityholders.  After the payments contemplated by Sections 3.4(a) through 3.4(e) are made, (i) Parent shall deposit, or cause to be deposited, with the Paying Agent, by one or more wire transfers of immediately available funds, (A) the remainder of the Closing Payment and (B) the Severance Payment Contribution, which shall be in addition to the Closing Payment payable by Parent hereunder; and (ii) the Company shall deposit with the Paying Agent, by one or more wire transfers of immediately available funds, the Estimated Cash in connection with the integrated purchase and redemption contemplated by Section 12.2(e) (the sum of the amounts in (i) and (ii), the “Payment Fund”).  The Payment Fund shall be distributed by the Paying Agent in accordance with Section 3.5.

Section 3.5

Surrender of Company Common Stock, Cancellation of Company Options and Company SARs and Payment to Stockholders.

(a)

Paying Agent.  At the Closing, Parent and the Securityholders’ Representative shall engage a mutually agreeable paying agent (the “Paying Agent”) pursuant to an agreement in form and substance reasonably acceptable to Parent and the Securityholders’ Representative.  The agreement with the Paying Agent shall state that the Payment Fund shall be invested by the Paying Agent in (i) short-term obligations of the U.S. government, (ii) certificates of deposit issued by a bank or trust company having combined capital and surplus of at least $500,000,000, (iii) short-term money market instruments or (iv) such other investments as directed by joint written notice of Parent and the Securityholders’ Representative.  Any interest or other income produced by such investment shall be payable to the Surviving Corporation.  All fees and expenses payable to the Paying Agent through and including the Closing Date shall be treated as Company Transaction Expenses, and all such fees and expenses incurred by Parent, the Surviving Corporation or any Subsidiary thereof after the Closing Date shall be payable out of the Escrow Amount pursuant to written instructions delivered by Parent to Escrow Agent.

(b)

Exchange Procedure.  Not later than the tenth Business Day prior to the anticipated Closing Date (as mutually and reasonably determined by Parent and the Company), Parent shall cause the Paying Agent to mail to each Company Stockholder (other than holders of solely Dissenting Shares) (i) a letter of transmittal in customary form reasonably acceptable to the Company and Parent and that includes customary representations and warranties with respect to ownership of the applicable security and the right to sell such security and (ii) instructions for use in effecting the surrender of Certificates in exchange for the amount of cash such Company Securityholder shall be entitled to receive pursuant to Section 3.1(c).  Upon delivery to the Paying Agent of such letter of transmittal, duly completed and validly executed, together with any applicable Certificates and such other documents as may reasonably be required by the Paying Agent consistent with this Section 3.5(b) (“Certificate Delivery”), the Company Stockholder shall be entitled to receive in exchange therefor the amount of cash into which his, her or its Company Common Stock (including each share of Common Stock represented by a Vested Company RSU, but excluding shares of Company Common Stock cancelled pursuant to Section 3.1(b) and any Dissenting Shares) shall have been converted pursuant to Section 3.1(c), and the Certificate so surrendered shall forthwith be cancelled or terminated.  Each Company

Stockholder shall be entitled to receive payment pursuant to this Section 3.5(b) by check or, at such Company Stockholder’s request, by wire transfer of immediately available funds to the account(s) designated by such Company Stockholder on the earlier of (X) the Closing Date, if such holder’s Certificate Delivery occurs at or prior to 10:00 a.m. New York City time on the Closing Date and (Y) the first Business Day after such holder’s Certificate Delivery, if such delivery is made after such time.  Until surrendered as contemplated by this Section 3.5(b), each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender (or at such other applicable time) such amount to which the holder of such Certificate is entitled pursuant and subject to Section 3.1(c).  No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.  For the avoidance of doubt, in each instance in this Section 3.5(b), the term “Company Stockholder” shall include holders of Company Common Stock represented by a Vested Company RSU.

(c)

Cancellation Procedures.  Not later than the tenth Business Day prior to the anticipated Closing Date (as mutually and reasonably determined by Parent and the Company), the Company shall solicit, as a condition to the receipt of any portion of the consideration to which such holder would be entitled under this Agreement (as determined in accordance with this Agreement):

(i)

a complete, duly-executed Company Option Cancellation Agreement in the form of Exhibit D hereto from each Company Optionholder that holds a Company Option as of immediately prior to the Effective Time; and

(ii)

a complete, duly-executed Company SAR Cancellation Agreement in the form of Exhibit E hereto from each Company SARholder that holds a Company SAR as of immediately prior to the Effective Time.

Upon delivery to the Paying Agent on or before the Cancellation Agreement Deadline of a Company Option Cancellation Agreement or Company SAR Cancellation Agreement, as applicable, duly completed and validly executed, together with any other documents as may reasonably be required by the Paying Agent consistent with this Section 3.5(c), the Company Optionholder or Company SARholder shall be entitled to receive in exchange therefor the amount of cash into which his, her or its Vested Company Options or Vested Company SARs, as applicable, shall have been converted pursuant to Section 3.1(c), and the applicable Company Options or Company SARs shall forthwith be cancelled or terminated.  Each Company Optionholder or Company SARholder shall be entitled to receive payment pursuant to this Section 3.5(c) by check or, at such Person’s request, by wire transfer of immediately available funds to the account(s) designated by such Person on the earlier of (X) the Closing Date, if such holder delivered such cancellation agreement to the Paying Agent on or prior to 10:00 a.m. New York City time on the Closing Date and (Y) the first Business Day after such delivery, if such delivery is made after such time; provided, however, that payment shall in no event be made later than the first Business Day after the Cancellation Agreement Deadline.  The “Cancellation Agreement Deadline” means the later of (i) December 15, 2011 or (ii) the 10th day of the third calendar month following the Closing Date.  Until payment is made as contemplated by this Section 3.5(c), each Company Option or Company SAR, as applicable, shall be deemed at all times after the Effective Time to represent only the right to receive upon such delivery (or at such other applicable time) and pursuant to the terms of this Section 3.5(c) such amount to which the holder is entitled pursuant and subject to Section 3.1(c).  No interest shall be paid or shall accrue on the cash payable upon delivery of the appropriate documents (or at such other applicable time) contemplated hereby.

(d)

Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed prior to the Closing Date, then, upon the making of an affidavit of that fact by the Company Securityholder claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will issue in consideration of such lost, stolen or destroyed Certificate the portion of the Payment Fund to which the holder thereof is entitled pursuant to the express terms of this Agreement, provided, however, that, if required by the Paying Agent and as a condition to the issuance of the relevant portion of the Payment Fund, such holder agrees to indemnify the Paying Agent against any claim that may be made in respect of the shares of Company Common Stock represented by such lost, stolen or destroyed Certificate and shall, upon the request of the Paying Agent, deliver a bond in such amount as the Paying Agent may reasonably direct against any claim that may be made against the Paying Agent with respect to such shares.

(e)

Stock Transfer Books.  On the day prior to the Closing Date, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Common Stock on the stock transfer books of the Company.  If, on or after the Closing Date, Certificates are presented to the Company, the Surviving Corporation or the Paying Agent for transfer or for any other reason, they shall be cancelled and exchanged as provided in this Article III.

(f)

No Liability.  Any portion of the Payment Fund held by the Paying Agent and unclaimed at the end of six months after the Effective Time shall be returned to Parent, after which time any holder of unsurrendered Certificates shall look as a general creditor only to Parent for payment of such funds to which such holder may be due, subject to applicable Law (excluding, for the avoidance of doubt, any additional amounts paid to the Paying Agent pursuant to Section 3.6(d)). None of Parent, Merger Sub, the Company, the Securityholders’ Representative or the Paying Agent shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g)

Withholding Rights.  Parent, the Surviving Corporation or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or other Persons, such amounts required to be deducted and withheld with respect to the making of such payment under the Code, any provision of non-U.S. state or local Tax Law or any provision of U.S. Tax Law.  To the extent that amounts are so withheld and paid over to the appropriate Tax Authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or other Persons, as the case may be, in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

(h)

Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and such other Taxes and fees (including penalties and interest) with respect to the transfer of the Company Common Stock pursuant to the Merger (or another transaction contemplated herein (other than the transactions contemplated by Section 6.11)) (referred to herein as “Transfer Taxes”) shall be paid 50% by the Company Stockholders (it being agreed by the Securityholders’ Representative that he shall pay out of the Securityholders’ Representative Expense Fund such amount on behalf of the Company Stockholders), on the one hand, and 50% by Parent, on the other hand.

Section 3.6

Post-Closing Adjustments.

(a)

No later than the 90th day following the Closing Date, Parent will prepare and deliver to the Securityholders’ Representative a consolidated balance sheet of the Company and its Subsidiaries as of the Closing (the “Closing Balance Sheet”), prepared in accordance with GAAP, together with a statement (the “Closing Statement”) setting forth Parent’s good faith calculation of Closing Working Capital, Closing Date Indebtedness, Company Transaction Expenses, Benefits Liabilities, Closing Cash and Transaction Deductions.

(b)

The Securityholders’ Representative shall have 30 days following the Securityholders’ Representative’s receipt of the Closing Balance Sheet and the Closing Statement to deliver to Parent any objections that the Company Securityholders may have to any of the matters set forth therein.  During such 30-day period, Parent shall grant to the Securityholders’ Representative and its agents and representatives, subject to any applicable privileges, reasonable access, during normal business hours and upon reasonable notice, to the books, records and other documents (including work papers) pertaining to or used in connection with the preparation of the Closing Balance Sheet and the Closing Statement.  If the Securityholders’ Representative does not deliver any written objections to Parent within such 30-day period, Securityholders’ Representative (on behalf of himself and the other Company Securityholders) shall be deemed to have accepted the Closing Balance Sheet, the Closing Statement and the calculations set forth therein, and the Securityholders’ Representative (on behalf of himself and the other Company Securityholders) shall have irrevocably waived any right to object thereto.  If the Securityholders’ Representative does timely deliver such written objections (a “Dispute Notice”), which Dispute Notice specifies in reasonable detail the nature and dollar amount of any disagreement so asserted (collectively, the “Disputed Items”), then, during the 30 days following Parent’s receipt of a Dispute Notice, Parent and the Securityholders’ Representative shall diligently attempt to resolve in writing the Disputed Items.  Any Disputed Item resolved in writing by Parent and the Securityholders’ Representative will be deemed final, binding and conclusive on Parent and the Company Securityholders.

(c)

If Parent and the Securityholders’ Representative do not reach agreement on all of the Disputed Items during such 30-day period (or such longer period as they shall mutually agree), then not later than five Business Days after such period, Parent and the Securityholders’ Representative will submit all unresolved Disputed Items (collectively, the “Unresolved Items”) to Ernst & Young LLP (the “Independent Accountants”) to review and resolve such matters. Each of Parent and the Securityholders’ Representative agrees to execute and deliver any engagement letter reasonably required by the Independent Accountants. The Independent Accountants will determine each Unresolved Item (the amount of which may not be more favorable to Parent than the related amount reflected in the Closing Balance Sheet and Closing Statement nor more favorable to the Securityholders’ Representative than the related amount set forth in the Dispute Notice) as promptly as practicable, and Parent and the Securityholders’ Representative will instruct the Independent Accountants to endeavor to complete such process within a period of no more than 30 days. The Independent Accountants may conduct such proceedings as the Independent Accountants believe, in their sole discretion, will assist in the determination of the Unresolved Items; provided, however, that, except as Parent and the Securityholders’ Representative may otherwise agree, all communications between Parent and the Securityholders’ Representative or any of their respective representatives, on the one hand, and the Independent Accountants, on the other hand, will be in writing with copies simultaneously delivered to the non-communicating Party.  Provided that Parent and the Surviving Corporation have made available to the Securityholders’ Representative and its representatives in a timely manner all information relating to the Closing Statement and any Unresolved Items reasonably requested by the Securityholders’ Representative, then the Independent Accountants shall make their determination solely based on (i) the documentation submitted by, and presentations (any such documentation or presentation must be provided to the other Party prior to its submission or presentation to the Independent Accountants) made by Parent and the Securityholders’ Representative, (ii) the definitions of Closing Working Capital, Closing Date Indebtedness, Company Transaction Expenses, Benefits Liabilities, Cash and Cash Equivalents and Transaction Deductions, and (iii) GAAP. The Independent Accountants’ determination of the Unresolved Items will be final, binding and conclusive on Parent and the Securityholders’ Representative, absent manifest errors on all parties, and enforceable before a Governmental Authority, effective as of the date the Independent Accountants’ written determination is received by Parent and the Securityholders’ Representative.  Each of Parent and the Securityholders’ Representative will bear its own legal, accounting and other fees and expenses of participating in such dispute resolution procedure. The fees and expenses of the Independent Accountants incurred pursuant to this Section 3.6(c) shall be split equally between Parent and the Securityholders’ Representative.

(d)

Upon final determination of the adjustments to be made (if any) to the Estimated Closing Payment pursuant to this Section 3.6 (such amount, the “Final Closing Payment”), an adjustment to the Estimated Closing Payment will be determined and paid as follows:

(i)

If the Estimated Closing Payment exceeds the Final Closing Payment, Parent shall be entitled to deliver written instructions to the Escrow Agent directing the Escrow Agent to pay to Parent the amount of such excess out of the Escrow Amount.

(ii)

If the Final Closing Payment exceeds the Estimated Closing Payment, Parent shall pay the applicable amount(s) to the Paying Agent, for distribution to the Indemnifying Persons, and/or to the Surviving Corporation, for payment to the recipients of the Benefits Liabilities (after appropriate withholdings).  Any amount payable by Parent to the Paying Agent pursuant to this Section 3.6(d)(ii) will be paid by wire transfer of immediately available funds within three Business Days after the determination of Final Merger Consideration.

(iii)

Any amount to be distributed to the Indemnifying Persons pursuant to this Section 3.6(d) shall be distributed to each applicable Indemnifying Person in accordance with such Indemnifying Person’s Pro Rata Share.

(e)

Upon final determination of the adjustments to be made (if any) to the Closing Cash pursuant to this Section 3.6, any differences from the Estimated Cash paid at the Closing pursuant to Section 3.4 will be paid by wire transfer of immediately available funds within three Business Days to the recipient and in the manner provided in Section 3.4, either by Parent to the Paying Agent or by a distribution of funds to Parent from the Escrow Amount pursuant to written instructions delivered by Parent to the Escrow Agent, as applicable.

(f)

For the avoidance of doubt, for purposes of preparing the Closing Statement and the Closing Balance Sheet, no effect will be given to any new accounting pronouncements that may be issued following delivery of the Estimated Closing Payment Calculation.

ARTICLE IV

Representations and Warranties of the Company

The Company hereby represents and warrants to Parent, as of the date hereof and as of the Closing Date as follows:

Section 4.1

Incorporation; Authorization; etc.

(a)

The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  Each of the Subsidiaries of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  Each of the Company and each of its Subsidiaries has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.  Each of the Company and each of its Subsidiaries is in good standing and is duly qualified as a foreign entity to transact business in each jurisdiction in which the nature of property owned or leased by it or the conduct of its business requires it to be so qualified except where such lack of qualifications, individually or in the aggregate, have not or would not reasonably be expected to have a Materially Adverse Effect.

(b)

True and complete copies of (i) the certificate or articles of incorporation, (ii) bylaws, (iii) minutes of meetings, or written consents in lieu of meetings, of the stockholders, boards of directors and committees of the boards of directors, (iv) stock certificates and stock transfer ledgers and (v) other organizational documents (in each case, together with all amendments thereto) of the Company and each of its Subsidiaries have been delivered or made available to Parent.  Neither the Company nor any of the Company’s Subsidiaries is in default under or in violation of any provision of its organizational documents.  The minute books of the Company and each of its Subsidiaries previously made available to Parent contain, in all material respects, complete and accurate records of all meetings held in 2011 and accurately reflect, in all material respects, all other corporate action of the stockholders, boards of directors and committees of the boards of directors of the Company and its Subsidiaries taken in 2011.

(c)

The Company has all requisite corporate power and authority to execute and deliver this Agreement and the other agreements and documents to be delivered by the Company in connection with this Agreement (collectively, the “Ancillary Agreements”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Ancillary Agreements, the performance of the Company’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or other action on the part of the Company.  This Agreement and each Ancillary Agreement to which the Company is a party has been duly executed and delivered by the Company and (assuming due execution by the other parties hereto and thereto) constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms.

(d)

Except as set forth in Schedule 4.1(d), the execution, delivery and performance of this Agreement and the Ancillary Agreements do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, result in the imposition or creation of a material Encumbrance upon, result in any material breach or violation of or material default under (with or without notice or lapse of time, or both), or give rise to any right of termination, cancellation, modification or acceleration, or any obligation or loss of any material benefit under or in respect of (i) any provision of the certificate of incorporation or bylaws, or similar organizational documents, of the Company or any of its Subsidiaries; (ii) any Material Contract, Permit or Regulatory Approval to which the Company or any of its Subsidiaries is a party or to which any of their respective properties or assets are bound; or (iii) any Law or Order to which the Company or any of its Subsidiaries is subject.

(e)

No registrations, filings, applications, notices, consents, approvals, orders, qualifications, authorizations or waivers are required to be made, filed, given or obtained by the Company or any of its Subsidiaries with, to or from any United States or foreign, federal, state, local or other governmental, administrative or regulatory authority, agency, bureau, commission, department or other governmental or administrative instrumentality, subdivision, court, arbitrator, tribunal or body (each, a “Governmental Authority”), in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except (i) as set forth on Schedule 4.1(e) (collectively with the approvals listed on Schedule 4.1(d),  the “Company Approvals”), (ii) filings under the HSR Act, (iii) the filing and recordation of the Certificate of Merger.

(f)

Attached as Exhibit F is an accurate and complete copy of a voting agreement executed by Dr. Chen (which voting agreement has not been amended or modified since its date of execution), pursuant to which Dr. Chen has agreed to vote all of his direct and indirect shares of Company Common Stock in favor of adoption of this Agreement, on the terms and subject to the conditions contained in this Agreement.  The agreements of Dr. Chen contained therein are sufficient to approve this Agreement, the Ancillary Agreements, the Merger and the other transactions contemplated hereby and thereby.

Section 4.2

Capitalization; Structure.

(a)

The authorized capital stock of the Company consists of 30,000,000 shares of common stock of the Company, par value $0.0001 per share.  Exhibit A attached hereto accurately sets forth the total number of issued and outstanding shares of Company Common Stock (including those issued pursuant to a Company RSU), together with the name of each holder of such securities and the number of shares of Company Common Stock held by each such Person.  Schedule 4.2(a) sets forth (i) the authorized capital stock of each of the Company’s Subsidiaries and the number of shares of capital stock of each Subsidiary issued and outstanding and (ii) a complete and accurate list of (A) the name of each Person owning, beneficially and of record, shares of capital stock of each Company Subsidiary and (B) the class or type of equity interests so owned.  All issuances of Vested Company RSUs, Vested Company Options and Vested Company SARs were granted in compliance with applicable Laws and were, at the time made, exempt from registration under all applicable federal and state securities laws and regulations.

(b)

All of (i) the outstanding shares of Company Common Stock and (ii) the capital stock or other equity interests of each of the Company’s Subsidiaries are validly issued,

fully paid and nonassessable and have not been issued in violation of any preemptive rights.  All rights and privileges applicable to the Company Common Stock are set forth in the Company’s Amended and Restated Certificate of Incorporation.  Schedule 4.2(b) contains a true and complete list of all the Company’s Subsidiaries, as well as a chart setting forth the structure of the Company and its Subsidiaries as a whole.  Except as set forth on Schedule 4.2(b), the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity.  All issuances of Company Common Stock and capital stock or other equity interests of each of the Company’s Subsidiaries were, at the time made, exempt from registration under all applicable federal and state securities Laws.  Except as set forth in Schedule 4.2(b), neither the Company nor any of its Subsidiaries has declared or paid any dividends on or made any other distribution in respect of any of its securities during the fiscal year ended on December 31, 2010 or at any time during the year 2011. Except as set forth in Schedule 4.2(b), there are no (i) outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any securities of the Company or any of its Subsidiaries or (ii) outstanding obligations of the Company or any of its Subsidiaries to provide funds to or make an investment (in the form of a loan, capital contribution or otherwise) in any other Person.  Except for awards issued under the Company Equity Plans, there are no rights, subscriptions, warrants, or options to purchase or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or securities or obligations of any kind convertible into or exchangeable for any shares of capital stock of the Company or any Company Subsidiary.

(c)

Except for the Company Equity Plans, neither the Company nor any of its Subsidiaries has ever adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any person.  The Company currently has reserved 3,259,147 shares of Company Common Stock for issuance to employees, non-employee directors and consultants pursuant to the Company Equity Plans, of which 44,999 shares are subject to outstanding Company RSAs, 567,570 shares are subject to outstanding Company RSUs, 1,527,776 shares are subject to outstanding and unexercised Company Options, 824,980 shares are subject to outstanding and unexercised Company SARs, and 293,822 shares remain available for issuance thereunder.  Schedule 4.2(c) sets forth a true, correct and complete list of all Company RSUholders, Company Optionholders and Company SARholders, including the number of shares of Company Common Stock subject to or underlying each such unit, option or appreciation right, the date of grant, the exercise or vesting schedule (and the terms of any acceleration thereof), the exercise price per share, whether such option is a nonstatutory option or intended to qualify as an incentive stock option as defined in Section 422 of the Code and the term of each such option or appreciation right.  True and complete copies of all agreements and instruments, and amendments, modifications, or supplements thereto, relating to or issued under the Company Equity Plans have been made available to Parent, and there are no agreements to amend, modify or supplement such agreements or instruments from the forms thereof provided to Parent.  All outstanding equity based awards granted by the Company, including all outstanding Company Options, Company RSUs and Company SARs were granted under the Company Equity Plans.

(d)

Schedule 4.2(d) sets forth a true, complete and correct list of all Company Indebtedness.  Except as set forth in Schedule 4.2(d), no Company Indebtedness contains any restriction upon (i) the prepayment of any of such Company Indebtedness, (ii) the incurrence of additional Company Indebtedness, or (iii) the ability of the Company or any of its Subsidiaries to grant any Lien on its properties or assets.

(e)

Except as set forth in Schedule 4.2(e), there are no change of control or similar rights, anti-dilution protections, accelerated vesting rights or other rights that any Company Securityholder, any officer, employee or director of the Company or any of its Subsidiaries, or any other Person would be entitled to exercise or invoke as a result of, or in connection with, the transactions contemplated hereby or otherwise.

(f)

Except for the voting agreement executed by Dr. Chen attached as Exhibit F, there are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of the capital stock of the Company.  Following the Effective Time, no Person will have any right to receive capital stock of the Surviving Corporation upon exercise, conversion or vesting of any right or convertible instrument.

Section 4.3

Title to Assets; Sufficiency of Assets.  The Company or its applicable Subsidiary owns or leases all tangible personal property, including all buildings, machinery, equipment, and all other material tangible assets, used by it in connection with its business as presently conducted, in each case, free and clear of any Encumbrance, except Permitted Encumbrances.  Such property and assets are in satisfactory operating condition, in each case, subject to ordinary wear and tear, and are suitable for the purposes used.  The assets of the Company and its Subsidiaries constitute all of the material assets necessary to conduct the business of the Company and its Subsidiaries immediately prior to the Closing in all material respects as currently conducted and to permit the Surviving Corporation and its Subsidiaries to conduct such businesses after the Closing substantially in the same manner as such businesses are currently conducted and will have been conducted immediately prior to the Closing.

Section 4.4

Financial Statements.

(a)

The Company has delivered or made available to Parent true and complete copies of (collectively, the “Financial Statements”) (i) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2010 (the December 31, 2010 balance sheet, the “Reference Date Balance Sheet”, and December 31, 2010, the “Reference Date”), December 31, 2009 and December 31, 2008, and the related consolidated statements of operations, shareholders’ equity and cash flows each such year (including the notes thereto); (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2011  and June 30, 2010, and the unaudited consolidated statements of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries for the six months ended June 30, 2011 and the six months ended June 30, 2010.  The Financial Statements have been prepared in accordance with GAAP and in conformity with the practices consistently applied by the Company and its Subsidiaries in the immediately preceding fiscal periods (except as may be indicated in the notes thereto to the contrary) and present fairly, in all material respects, the consolidated financial position, cash flows and results of operations of the Company and its Subsidiaries, for the periods and as of the dates set forth therein, in each case in conformity with GAAP, subject to the absence of information or notes not required by GAAP to be included in interim financial statements that, if furnished, would not, individually or in the aggregate, disclose any material obligation or liability not otherwise accrued for in the Financial Statements, and to normal year-end audit adjustments, none of which is material.

(b)

Neither the Company nor any of its Subsidiaries has any liability or obligation of any nature (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) that would be required to be reflected or reserved against on, or disclosed in the notes to, a balance sheet of the Company or such Subsidiary prepared in accordance with GAAP, except for (i) liabilities set forth or reserved against in the Reference Date Balance Sheet or disclosed in the notes thereto, (ii) liabilities that have arisen after the Reference Date in the ordinary course of business; (iii) liabilities taken into account in the calculation of Closing Working Capital and (iv) liabilities set forth on Schedule 4.4(b).

Section 4.5

Absence of Certain Changes.  Except as set forth in Schedule 4.5, since the Reference Date, the Company and its Subsidiaries have conducted their businesses in the ordinary course of business and in substantially the same manner as previously conducted and there has not occurred any Material Adverse Effect.  Without limiting the generality of the foregoing, since the Reference Date, except as set forth on Schedule 4.5, there has not been any:

(a)

authorization, issuance, sale, delivery, or agreement to issue, sell or deliver, Company Common Stock, bonds or other securities (whether authorized and unissued or held in the treasury) of the Company or any of its Subsidiaries, or purchase, redemption, dividend, retirement, grant, or agreement to grant any options, stock appreciation rights, warrants, registration rights, dividend rights or other rights calling for the issuance, sale or delivery of Company Common Stock, bonds or other securities of the Company or any of its Subsidiaries, other than issuances of Company Common Stock pursuant to Vested Company Options under a Company Equity Plan;

(b)

increase or promise to increase any compensation or benefit of any shareholder, director, officer or employee of the Company or any of its Subsidiaries, other than in the ordinary course of business, or entry into any employment, severance, change of control or similar Contract with any shareholder, director, officer or employee of the Company or any of its Subsidiaries; or relocation of any former Business Employee from the Company or a Company Subsidiary to an Affiliate of the Company;

(c)

adoption of, material amendment to or material increase in the payments or benefits under any material Company Benefit Plan, other than as required under applicable Laws;

(d)

declaration or payment of any dividend or other distribution or payment in respect of capital stock, bonds or other securities of the Company or any of its Subsidiaries;

(e)

amendment to the organizational documents of the Company or any of its Subsidiaries;

(f)

sale (other than inventory in the ordinary course of business), lease, license or other disposition of, or imposition of any Encumbrance on, any of the Company’s or any of its Subsidiaries’ assets or properties;

(g)

outside of the ordinary course of business, entry into, amendment of, termination of, or receipt of notice of termination of any (i) employment, severance, change of control, joint venture, license or similar Contract of the Company or any of its Subsidiaries; (ii) Material Contract or (iii) transaction between the Company or any of its Subsidiaries, on the one hand, and any director, officer or partner, or any Affiliate of any such director, officer, or partner, of the Company or any of its Subsidiaries, on the other hand, other than those listed on Schedule 4.5(g);

(h)

incurrence of or commitment to incur aggregate capital expenditures in excess of $50,000 individually or $200,000 in the aggregate;

(i)

borrowings or agreements to borrow by the Company or any of its Subsidiaries, or guarantees by the Company or any of its Subsidiaries of any indebtedness of any Person;

(j)

(i) making of any loans, advances or capital contributions to, or investments in, any Person, or (ii) payment of any fees or expenses of any Company Stockholder or any Affiliate thereof outside of the ordinary course of business;

(k)

(i) liquidation, dissolution, recapitalization or reorganization in any form of transaction; (ii) filing for bankruptcy or insolvency; or (iii) application for relief of debt or a moratorium on payments; and no third party has taken any of the foregoing actions, in each case in respect of or on behalf of the Company or any of its Subsidiaries;

(l)

change in any material respect to the methods, practices or timing for the collection of amounts owed to the Company or any of its Subsidiaries, or payment of any amounts payable or other debts or obligations of the Company or any of its Subsidiaries, including changing from current to long-term any liabilities of the Company or any of its Subsidiaries;

(m)

cancellation, reduction or waiver of any material debt, claim or right of the Company or any of its Subsidiaries;

(n)

material change in the accounting methods used by the Company or any of its Subsidiaries other than those required by GAAP;

(o)

(i) preparation, amendment or filing by or with respect to the Company or any of its Subsidiaries of any Tax Return that is materially inconsistent with past practice; (ii) position taken, election made or revoked or method adopted by or with respect to the Company or any of its Subsidiaries that is materially inconsistent with positions taken, elections made or methods used in the preparing or filing of similar Tax Returns with respect to the Company or any of its Subsidiaries in prior periods; or (iii) entry into, amendment or modification of any Tax sharing arrangement, Tax indemnity contract or similar contract or arrangement affecting the Company or any of its Subsidiaries or any payments made under any Tax sharing arrangement, Tax indemnity contract or similar contract that are outside the ordinary course of business;

(p)

settlement, compromise or waiver by the Company or any of its Subsidiaries of any material Claim, including any material Claim relating to Taxes; or

(q)

agreement, whether oral or written, by the Company or any of its Subsidiaries to do or cause to be done any of the foregoing (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

Section 4.6

Litigation; Product Liability.  Except as to matters to which any of Sections 4.7 through 4.17  relates:

(a)

Except as set forth in Schedule 4.6(a), there is no Claim pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or, to the Knowledge of the Company, any Claim pending or threatened against any of the Company’s or any of its Subsidiaries’ respective current or former officers or directors (in their capacities as such) (i) for which damages greater than $50,000 are being sought or could reasonably be expected to be sought, (ii) that seeks injunctive relief or (iii) that is likely to have an indemnification obligation.  Schedule 4.6(a) sets forth all Paragraph IV Claims that are pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.  Except as set forth in Schedule 4.6(a), there are no Orders outstanding against the Company or any of its Subsidiaries or any of their respective properties, assets or businesses that have not been satisfied.  Schedule 4.6(a) sets forth all pending Claims in which the Company or a Company Subsidiary is a plaintiff.

(b)

Except as set forth on Schedule 4.6(b), since January 1, 2008, no warranty, defect (in manufacture, labeling or packaging) or product liability Claim (including any Claim alleging personal injury and/or death) has been received by the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such Claim has been threatened against the Company or any of its Subsidiaries, in any case relating to any of the Products, and, to the Knowledge of the Company, there is no fact or circumstance that would give rise to a warranty Claim or a Claim for product liability for which damages in excess of $50,000 are being sought or could reasonably be expected to be sought.

Section 4.7

Compliance with Laws; Permits.  Except as set forth in Schedule 4.7 and except as to matters to which any of Section 4.8 through Section 4.17 relates:

(a)

The Company and its Subsidiaries are each in compliance in all material respects with all Laws applicable to them, their respective properties (other than real property) and assets and the conduct of the Business.  Since January 1, 2008, neither the Company nor any of its Subsidiaries has received written notice of any alleged material violation of any such Law and, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is under investigation or inquiry with respect to the material violation of any such Law.

(b)

Schedule 4.7 contains a list of all Permits, excluding Environmental Permits, held by the Company and the Company Subsidiaries, which constitute all material Permits, excluding Environmental Permits, that are required for the operation of their respective businesses as presently conducted.  All Permits listed in Schedule 4.7 are in full force and effect and neither the Company nor any of its Subsidiaries is in material default under or material violation of (and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute a material default under or material violation of) any term, condition or provision of any Permit listed on Schedule 4.7.  There are no lawsuits, actions, administrative, arbitration or other proceedings or governmental investigations pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that could reasonably be expected to result in material fines or penalties for noncompliance or the revocation, cancellation, suspension or any other adverse modification of any Permit listed on Schedule 4.7.  Neither the Company nor any of its Subsidiaries has received written notice of any loss of or refusal to renew any Permit listed on Schedule 4.7.

Section 4.8

Material Contracts.

(a)

Schedule 4.8 sets forth a list of all (the “Material Contracts”):

(i)

Contracts that involve aggregate annual payments by or to the Company or any of its Subsidiaries of more than $150,000 (other than purchase orders issued in the ordinary course of business and employment contracts listed on Schedule 4.10(a));

(ii)

Contracts that relate to or evidence Company Indebtedness or pursuant to which an Encumbrance has been placed on any material asset or property of the Company or any of its Subsidiaries;

(iii)

Contracts that (A) contain any covenant limiting the ability of the Company and/or any Company Subsidiary, or successor to the Company, to (x) engage in any line of business, (y) compete with any Person or (z) solicit any customer, employee or client of another Person; (B) grant exclusive rights of any type or scope to any Person; or (C) require the Company and/or any Company Subsidiary, or successor to the Company, to provide to the other parties thereto “most favored nations” pricing;

(iv)

 powers of attorney and proxies entered into by or granted to the Company or any of its Subsidiaries, whether limited or general, revocable or irrevocable;

(v)

Contracts pursuant to which the Company or any of its Subsidiaries grants or obtains a license to use Intellectual Property involving consideration of an amount greater than $300,000 per year;

(vi)

Contracts that create or relate to a partnership or joint venture to which the Company or any of its Subsidiaries is a party, or pursuant to which the Company or any of its Subsidiaries has any ownership interest in any other Person;

(vii)

Contracts for (A) the acquisition or disposition of any capital stock or material assets of the Company, any of its Subsidiaries or any other Person (other than any disposition in the ordinary course of business) or (B) any merger, recapitalization, redemption, reorganization or other similar transaction;

(viii)

Contracts for the employment of any director, officer, employee or consultant of the Company or any other type of Contract with any officer, employee or consultant of the Company or any Company Subsidiary that is not immediately terminable by the Company or such Subsidiary without cost or Liability, including any Contract that has a Change of Control and Severance Payment provision;

(ix)

Contracts under which the Company or one of its Subsidiaries has, directly or indirectly, made any advance, loan or extension of credit to any Person;

(x)

Contracts for capital expenditures or the acquisition or construction of fixed assets for the benefit and use of the Company or one of its Subsidiaries, the performance of which involves consideration in excess of $100,000 annually or $250,000 in the aggregate;

(xi)

Contracts for the purchase or sale of real property;

(xii)

Contracts relating to Leased Real Estate (the “Leases”) or the lease of personal property;

(xiii)

Contracts between the Company or one of its Subsidiaries, on the one hand, and any Affiliate of the Company or such Subsidiary, on the other hand;

(xiv)

Contracts with one or more Governmental Authorities; and

(xv)

any commitment to enter into any agreement of the type described in subsections (i) through (xvi) of this Section 4.8(a).

(b)

Each Material Contract constitutes a valid and binding obligation of the Company or the applicable Subsidiary, enforceable against the Company or such Subsidiary in accordance with its terms and, to the Knowledge of the Company, constitutes a valid and binding obligation of the third party thereto, enforceable against such third party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).  With respect to all such Material Contracts, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other party to any such Material Contract, is in breach thereof or default thereunder in any material respect and there does not exist under any provision thereof, to the Knowledge of the Company, any event that, with the giving of notice or the lapse of time or both, would constitute such a breach or default.  True and complete copies of each Material Contract set forth in Schedule 4.8 (together with all amendments, waivers or other changes thereto) have been furnished or made available to Parent (including descriptions of the material terms of all oral Material Contracts), and all of such Material Contracts are in full force and effect.

Section 4.9

Taxes. Except as disclosed on Schedule 4.9:

(a)

The Company and each Company Subsidiary is in material compliance with all Laws relating to the payment of Taxes and the filing of Tax Returns.  The Company and each Company Subsidiary has (i) timely filed its U.S. federal income Tax Returns and all other material Tax Returns required to be filed by or with respect to the Company and the Company Subsidiaries (taking into account any valid extensions of time to file) and such Tax Returns were complete and accurate in all material respects; and (ii) paid or adequately reserved for all Taxes that were due with respect to such Tax Returns or otherwise payable by the Company or any Company Subsidiary that relate to a Pre-Closing Tax Period.  Neither the Company nor any of the Company Subsidiaries has entered into an agreement that waives the statute of limitations in connection with any Taxes or Tax Returns of the Company or the Company Subsidiaries that remains effective.  There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon the assets of the Company or any Company Subsidiary.

(b)

All Taxes which the Company and the Company Subsidiaries are required by Tax Law to withhold and collect have been withheld and paid over, in each case, in a timely manner, to the proper Tax Authority to the extent due and payable.

(c)

None of the Company or any of the Company Subsidiaries (i) has been a member of any consolidated, combined or unitary group (other than a group the common parent of which is the Company or a Company Subsidiary) for Tax purposes, or (ii) has any liability for the Taxes of any other Person (other than the Company’s or the Company Subsidiary’s liability) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law), as a transferee or successor, by contract or otherwise; there is no audit, examination, deficiency, or refund litigation that is pending or, to the Knowledge of the Company, threatened with respect to any Taxes; all outstanding deficiencies assessed against the Company or any Company Subsidiary by a Tax Authority for Taxes have been paid or otherwise resolved.

(d)

Neither the Company nor any Company Subsidiary (i) has granted to any Person a power-of-attorney that currently is in force relating to Tax matters or (ii) has applied for a ruling or determination from the IRS or a state Tax Authority regarding a past or prospective transaction of the Company or any Company Subsidiary that is still pending or could impact the Taxes of the Company or any Company Subsidiary for a Post-Closing Tax Period.

(e)

No written Claim that remains open has been made by any Tax Authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or any Company Subsidiary is or may be subject to Tax in such jurisdiction. No Claim is pending or, to the Knowledge of the Company, threatened with regard to any Taxes of the Company or any Company Subsidiary.

(f)

There are no Tax sharing, allocation, indemnification or similar agreements in effect as between the Company or any Company Subsidiary (including any predecessors or Affiliates thereof) under which the Company or any Company Subsidiary are liable for any Taxes of any party.

(g)

Neither the Company nor any Company Subsidiary has applied for, been granted, or agreed to any accounting method change for which it will be required to take into account any adjustment under Section 481 of the Code or any corresponding provision of state, local or foreign Tax Law that could be payable for a Post-Closing Tax Period and neither the IRS nor any other Tax Authority has proposed that the Company or any Company Subsidiary change a material accounting method pursuant to an audit or other proceedings that is currently in progress that could result in adjustment under Section 481 of the Code that is payable for a Post-Closing Tax Period.

(h)

There is no (i) deferred intercompany transaction between the Company and any Company Subsidiary or between the Company Subsidiaries within the meaning of U.S. Treasury Regulation Section 1.1502-13 (or any similar provision of state, local or non-U.S. Tax Law), (ii) “excess loss account” within the meaning of U.S. Treasury Regulation Section 1.1502-19 (or any similar provision of state, local or non-U.S. Tax Law) with respect to the stock of any Company Subsidiary, or (iii) “deferred intercompany stock account” provided for under the Laws of the State of California with respect to the stock of any Company Subsidiary.

(i)

Neither the Company nor any Company Subsidiary has entered into any listed transaction within the meaning of U.S. Treasury Regulations Section 1.6011-4.

(j)

Neither the Company nor any Company Subsidiary is a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c) of the Code.

(k)

None of the payments provided for in the definition of Transaction Deductions or that the Company or any Company Subsidiary is contractually obligated to pay on, before or after the Closing Date (determined excluding all contractual obligations entered into at the direction of Parent on or around the Closing Date) will not be deductible under Section 280G of the Code (or subject to an excise Tax imposed under Section 4999 of the Code) as a result of the transactions contemplated hereby.  No stock of the Company is readily tradable on an established securities market or otherwise (within the meaning of Section 280G and the regulations promulgated thereunder).

(l)

Neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement’’ as described in Section 7121 of the Code (or any corresponding or similar provision of any income Tax Law) executed on or prior to the Closing Date; (ii) installment sale governed by Section 453 of the Code (or any corresponding or similar provision of any income Tax Law) or open transaction disposition made on or prior to the Closing Date; or (iii) prepaid amount received on or prior to the Closing Date.

(m)

The liquidation and dissolution of each of Anchen Laboratories, Inc. and Anchen Distributions, Inc. pursuant to Section 6.11 and Schedule 6.11 will be effected in a manner that meets the requirements of Section 332 of the Code or that is otherwise tax-free to Anchen Laboratories, Inc., Anchen Distributions, Inc., the Company and other Company Subsidiaries.

The representations in this Section 4.9 and in Section 4.10 shall constitute the sole and exclusive representations and warranties regarding any Tax matters relating to the Company and any Company Subsidiary, including any representations or warranties regarding compliance with Tax Laws, the payment of any Taxes, and the accrual for Taxes on any financial statements or books and records of the Company or any Company Subsidiary.

Section 4.10

Employee Benefits.

(a)

Schedule 4.10(a) sets forth a complete list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) (whether or not subject to ERISA) and any other plan, policy, program practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof) of the Company or any Company Subsidiary, which is maintained, sponsored or contributed to by the Company or any Company Subsidiary, or under which the Company or any Company Subsidiary has or may have any current or future material Liability, including, without limitation, all incentive, bonus, severance, change in control, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements (each a “Company Benefit Plan”).

(b)

The Company has made available to Parent a true, correct and complete copy of each of the Company Benefit Plans and related plan documents (including trust documents, insurance policies or Contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications relating thereto) and has, with respect to each Company Benefit Plan which is subject to ERISA reporting requirements, made available to Parent true, correct and complete copies of all Form 5500 reports filed for the last three years.  The Company has made available to Parent all registration statements and prospectuses prepared in connection with each Company Benefit Plan.  All individuals who, pursuant to the terms of any Company Benefit Plan, are entitled to participate in any Company Benefit Plan are currently participating in such Company Benefit Plan or have been offered an opportunity to do so.

(c)

Any Company Benefit Plan intended to be qualified under Section 401(a) of the Code has either obtained from the IRS a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied (or has time remaining in which to apply) to the IRS for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination, or has been established under a standardized prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer.  The Company has made available to Parent a true, correct and complete copy of the most recent IRS determination or opinion letter issued with respect to each such Company Benefit Plan, and to the Knowledge of the Company nothing has occurred since the issuance of each such letter which would reasonably be expected to cause the loss of the Tax-qualified status of any Company Benefit Plan subject to Section 401(a) of the Code.

(d)

There has been no “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code and not exempt under Section 408 of ERISA and regulatory guidance thereunder) with respect to any Company Benefit Plan that could subject the Company or any Company Subsidiary to any material Liability or penalty.  Neither the Company nor any Company Subsidiary is subject to any material Liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Company Benefit Plans.

(e)

Each Company Benefit Plan has been administered in all material respects in accordance with its terms, and the Company and each Company Subsidiary has performed in all material respects all obligations required to be performed by it by the terms of each Company Benefit Plan.  With respect to each Company Benefit Plan, the Company and each Company Subsidiary has complied and is in compliance in all material respects with all Laws (including ERISA and the Code), and since January 1, 2008, neither the Company nor any of its Subsidiaries has received written notice of any alleged material violation of any Law with respect to any Company Benefit Plan and, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is under investigation or inquiry with respect to the material violation of any such Law.  Neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any other Person, is in default under or in violation any Company Benefit Plan.  Each Company Benefit Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without Liability to Parent, the Surviving Corporation and/or any Company Subsidiary.  With respect to each Company Benefit Plan subject to ERISA as either an employee pension benefit plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, the Company has prepared in good faith and timely filed all requisite governmental reports (which were true, correct and complete as of the date filed), including any required audit reports, and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Benefit Plan.

(f)

No Claim other than routine claims for benefits has been brought or, to the Knowledge of the Company, is threatened against or with respect to any such Company Benefit Plan or any related trust or other funding arrangement thereunder or with respect to the Company or any of its Subsidiaries, as the sponsor or fiduciary thereof.  To the Knowledge of the Company, no Company Benefit Plan or any related trust or other funding arrangement thereunder, nor the Company or any of its Subsidiaries, as the sponsor or fiduciary thereof, is the subject of an audit, investigation or examination by a Governmental Authority.

(g)

Neither the Company nor any of its Subsidiaries or current or former ERISA Affiliates currently maintains, sponsors, participates in or contributes to, or has ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(h)

Neither the Company nor any Company Subsidiary nor any ERISA Affiliate of any of them is a party to, or has made any contribution to or otherwise incurred any obligation under, any “multiemployer plan” as such term is defined in Section 3(37) of ERISA, any “multiple employer plan” as such term is defined in Section 413(c) of the Code or any "multiple employer welfare arrangement" (as defined in Section 3(40) of ERISA).

(i)

No Company Benefit Plan has ever promised or provided for any post-retirement life, medical, dental or other welfare benefits (whether or not insured) except as required under  the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or applicable state or local law.

(j)

As of the Reference Date Balance Sheet all material contributions that were required to be made by the Company (or any ERISA Affiliate with respect to which the Company could be liable) and any Company Subsidiary to any Company Benefit Plan were timely made or, if not yet due, were reserved for or otherwise accrued in accordance with GAAP and are specifically identified in the Reference Date Balance Sheet.

(k)

Each nonqualified deferred compensation plan to which the Company or its Subsidiaries is a party complies with the requirements of paragraphs (2), (3) and (4) of Section 409A(a) by its terms and has been operated in accordance with such requirements.  No event has occurred that would be treated by Section 409A(b) as a transfer of property for purposes of Section 83 of the Code.

(l)

Except as set forth on Schedule 4.10(l), neither the execution and delivery of this Agreement nor the consummation of the Merger (including any related transaction) will (i) result in any golden parachute, bonus or other payment of compensation becoming due to any person, (ii) materially increase or otherwise enhance any benefits otherwise payable by the Company or any Company Subsidiary, (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code, (iv) increase the amount of compensation due to any person or (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company or any Company Subsidiary to any Person.

(m)

Except as set forth in Schedule 4.10(m), the Company does not have in its possession or control any election statements under Section 83(b) of the Code with respect to the Company, any Company Subsidiary or any ERISA Affiliate of any of them.

(n)

Neither the Company nor any of its Subsidiaries maintains or contributes to any Company Benefit Plan under the Law or applicable custom or rule of a jurisdiction outside of the United States.

Section 4.11

Environmental Matters.  Except as disclosed on Schedule 4.11:

(a)

The Company and each of its Subsidiaries has been and is now in material compliance with all applicable Environmental Laws.  To the Knowledge of the Company, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will require the undertaking by the Company or any of its Subsidiaries of any investigations or remedial actions pursuant to Environmental Laws.  To the Knowledge of the Company, there has been no Release of Hazardous Materials at any of the Leased Real Estate, except in compliance with a valid Environmental Permit or Environmental Laws.  There is no pending or, to the Knowledge of the Company, threatened environmental Claim against the Company or a Company Subsidiary alleging potential noncompliance with, or Liability under, any Environmental Law, or that the Company or a Company Subsidiary may be a responsible party under any Environmental Law, and neither the Company nor any Company Subsidiary has been required by any Governmental Authority or other Person to undertake any remedial or investigative action of any kind pursuant to any Environmental Law or Environmental Permit.  Neither the Company nor any Company Subsidiary is the subject of any pending and outstanding Order in respect of material violations of Environmental Laws or Environmental Permits or the cleanup or abatement of any Release of Hazardous Materials.  To the Knowledge of the Company, no fact, circumstance or condition exists with respect to the Company, any Company Subsidiary, any property currently or formerly owned, operated or leased by the Company or any Company Subsidiary or any property to which the Company or any Company Subsidiary arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in the Company or any Company Subsidiary incurring Liabilities under Environmental Laws.  The Company has delivered or made available to Parent copies of all Phase I and Phase II environmental assessments conducted by or on behalf of the Company, or other environmental or health and safety reports, that are in the possession of the Company with respect to the Leased Real Estate.

(b)

Schedule 4.11(b) contains a list of all Environmental Permits held by the Company and the Company Subsidiaries, which constitute all material Environmental Permits that are required for the operation of their respective businesses as presently conducted.  All Environmental Permits listed in Schedule 4.11(b) are in full force and effect and neither the Company nor any of its Subsidiaries is in material default or material violation of (and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute a material default or material violation of) any term, condition or provision of any Environmental Permit listed on Schedule 4.11(b).  There is no lawsuit, action, administrative, arbitration or other proceeding or governmental investigations pending, or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that could reasonably be expected to result in material fines or penalties for noncompliance with, or the revocation, cancellation, suspension or any other adverse modification of, any Environmental Permit listed on Schedule 4.11(b).  Neither the Company nor any of its Subsidiaries has received written notice of any loss of or refusal to renew any Environmental Permit listed on Schedule 4.11(b).

Section 4.12

Intellectual Property.

(a)

Schedule 4.12(a) sets forth a true and complete list (or description) of all registered Company Intellectual Property.

(b)

The Company or a Company Subsidiary, as applicable, owns or has a valid and enforceable license or other right to use (which license or other right will remain in full force and effect, without restriction or limitation, immediately upon consummation of the Merger) the Company Intellectual Property, free and clear of all Encumbrances, except Permitted Encumbrances, and all fees, actions, and papers requisite to the maintenance of such Company Intellectual Property which are the legal responsibility of the Company or a Company Subsidiary have or will be taken prior to the consummation of the Merger to retain such license or right immediately upon consummation of the Merger, which imminent due dates for said fees, actions, or papers are set forth in Schedule 4.12(b).

(c)

Except as set forth in Schedule 4.12(c), since January 1, 2008 (i) no Claim by any third party contesting the validity, enforceability, use or ownership by the Company of any Company Intellectual Property has been made, is currently outstanding or, to the Knowledge of the Company, is threatened, and there are, to the Knowledge of the Company, no grounds for the same; (ii) there has been no Claim alleging that any aspect of the conduct of the Business infringes or misappropriates any Intellectual Property of any third party pending or, to the Knowledge of the Company, threatened (A) against the Company or a Company Subsidiary or (B) with respect to which the Company or a Company Subsidiary has a financial interest in the outcome of such claim; and (iii) neither the Company nor any of its Subsidiaries has received any written Claim of any infringement, dilution or misappropriation by, or other possible conflict with, any third party with respect to any of the Products, the Intellectual Property of the Company and its Subsidiaries, or activities necessary to conduct the business of the Company and its Subsidiaries as currently conducted and as contemplated to be conducted immediately prior to the Closing Date.

(d)

The Company and its Subsidiaries have taken all reasonable actions necessary or appropriate to preserve the confidentiality of the Company Intellectual Property, including requiring all current and former Business Employees to execute an Intellectual Property assignment agreement, which agreement included a statement of prior invention in substantially the form attached as Schedule 4.12(d).

(e)

The Company and its Subsidiaries have taken reasonable actions necessary to secure, and have secured, legal opinions of counsel, or like memoranda for all Orange Book Listed patents with respect to all of the Company’s or its Subsidiaries’ filed Products (including any material components thereof).

(f)

The Company and its Subsidiaries have established, maintained, and enforced in respect to their respective employees a document retention policy for the preservation of data, information, materials, documents and the like, which data, information, materials, documents and the like would have to be preserved for any attendant Intellectual Property-related litigation pertinent to the Company’s or its Subsidiaries Products.

Section 4.13

Real Estate.  Neither the Company nor any Company Subsidiary owns any real property and neither the Company nor any Company Subsidiary is a lessor, sublessor or sublessee under any lease or sublease of real property.  Schedule 4.13 lists (i) each parcel of real estate leased by the Company or a Company Subsidiary (“Leased Real Estate” and the facilities thereon, the “Leased Facilities”), including identification of the lessor, street address and the amount of base rent and any additional rent payable by the Company or the applicable Company Subsidiary for the current lease term; (ii) all letters of credit, security deposits or other security deposited with a landlord; and (iii) all subordination, non-disturbance and attornment agreements executed by the Company and/or any Company Subsidiary in respect of any Lease or that are binding on the Leased Real Estate.  Except as set forth in Schedule 4.13, (a) no amount payable under any Lease is past due, including any fee or commission to any broker, finder or other similar intermediary related to or in connection with the Leased Real Estate; (b) each party to each Lease has complied in all material respects with all commitments and obligations on its part to be performed or observed under each such Lease; (c) neither the Company nor any of its Subsidiaries has received any notice of a default, offset or counterclaim under any such lease, or any other communication calling upon it to comply with any provision of any such Lease or asserting non-compliance or default; and (d) there is no Claim pending or, to the Knowledge of the Company, threatened against the Company or a Company Subsidiary in connection with a Lease.   Except as set forth in Schedule 4.13, the Leases constitute all interests in real property, and the Leased Facilities constitute all facilities, currently occupied, used or held for use by the Company or the applicable Company Subsidiary in connection with the businesses of the Company and its Subsidiaries.  The Company or the applicable Company Subsidiary enjoys quiet and undisturbed possession of the applicable Leased Facility.  No party to any Lease has exercised any right of termination, extension, renewal, purchase option, expansion or right of first refusal with respect to any Lease, except as may be duly documented by the applicable Lease or any amendment, modification or supplement to the applicable Lease.  There is no Person other than the Company or its applicable Subsidiary that is in possession of or that uses any Leased Facility.  To the Knowledge of the Company, there is no condemnation, expropriation, zoning or other land-use regulation proceeding pending or threatened with respect to any Leased Facility.  With respect to the Leased Real Estate and Leased Facilities, the Company and its Subsidiaries are each in compliance in all material respects with all Laws and, since January 1, 2008, neither the Company nor any of its Subsidiaries has received written notice of any alleged material violation of any such Law and, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is under investigation or inquiry with respect to the material violation of any such Law.

Section 4.14

Brokers, Finders, etc.  Except as set forth in Schedule 4.14, neither the Company, nor any of its Subsidiaries, nor any party acting on their behalf has employed, paid or become obligated to pay any fee or commission to any valid claim of any broker, finder or other similar intermediary in connection with the transactions contemplated by this Agreement or the Merger.

Section 4.15

Affiliate Transactions.  Except as set forth in Schedule 4.15, other than any employment or compensation agreement or arrangement with directors, officers and employees entered into in the ordinary course of business consistent with past practice, neither the Company nor any of its Subsidiaries is a party to any Contract or transaction (or ongoing series of transactions) with (i) any Affiliate of the Company; or (ii) any of the Company’s or any of its Subsidiaries’ officers, directors or managers, or immediate family member of one of the foregoing persons.

Section 4.16

Labor Matters.

(a)

Schedule 4.16(a) sets forth a true and complete list of all Business Employees, including Business Employees on authorized leave of absence, together with each Business Employee’s title or position (including exempt or non-exempt classification), annual salary or wage rate, bonus for 2010.  Neither the Company nor any Company Subsidiary is engaged in any unfair labor practice.  Since January 1, 2008, neither the Company nor any of its Subsidiaries has received written notice of any alleged material violation of any Law respecting labor and employment and, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is under investigation or inquiry with respect to the material violation of any such Law.  Neither the Company nor any Company Subsidiary has any material liability with respect to any misclassification of: (i) any individual as an independent contractor rather than as an employee or (ii) any employee classified as exempt from overtime wages.

(b)

There is no Claim pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary by any of their respective current or former employees.

(c)

There is no collective bargaining or other labor union Contract to which the Company or any Company Subsidiary is a party, by which the Company or any Company Subsidiary is bound or by which any Business Employee is represented. Since January 1, 2008, the Company has not encountered any labor union organizing activity and has not had any actual or, to the Knowledge of the Company, threatened labor strikes, work stoppages, disputes, slowdowns or lockouts.  Neither the Company nor any of its Subsidiaries has effectuated or caused, nor are they in the process of effectuating or causing, a “plant closing” (as defined in the federal Workers’ Adjustment and Retraining Notification Act, as amended (the “WARN Act”)) or a “mass lay-off” (as defined in the WARN Act) or any similar action under any similar Law of an applicable jurisdiction.

(d)

Neither the Company nor the applicable Company Subsidiary has any present intention to terminate its relationship with any key Business Employee, including senior executives of the Company and any formulator or developer employed by the Company or a Company Subsidiary.  Except as set forth on Schedule 4.16(d), the employment of each of the employees of the Company or any Subsidiary is “at will.”  Except as set forth on Schedule 4.16(d), neither the Company nor any Company Subsidiary has any obligation under a Contract or company policy to provide any particular form or period of notice prior to terminating the employment of any of its employees.

Section 4.17

Regulatory Matters.

(a)

Except as set forth on Schedule 4.17(a) or otherwise disclosed in the Company Regulatory Files made available to Parent pursuant to Section 4.17(c), since January 1, 2008 the Company and its Subsidiaries have been (and, except as otherwise disclosed in the Company Regulatory Files made available to Parent, neither the Company nor any of its Subsidiaries has received written notice that any of its third party manufacturers, warehousers or distributors of Products has not been) in compliance in all material respects with current good manufacturing practices, as regulated or required by the Governmental Authorities.  The Company and each Company Subsidiary are in compliance in all material respects with (i) labeling regulations in 21 CFR Parts 201, 606, 610, 660 and/or 809, (ii) prescription drug advertising regulations in 21 CFR Part 202, (iii) regulations on making changes in application in the Act section 506A, 21 CFR 314.71, 314.72, 314.97, 314.99 and 601.12 and (iv) regulations on reports in 21 CFR 314.80, 314.81, 600.80 and 600.81.

(b)

Except as set forth on Schedule 4.17(b), since January 1, 2008, neither the Company nor any of its Subsidiaries has received any Form 483s or any written communication regarding, and has not been and is not now subject to, any adverse inspection, compelled or voluntary recall, investigation, regulatory enforcement action (including seizure, injunction, civil penalty or criminal action), penalty for corrective or remedial action or corrective action plan by any Governmental Authority, in each case that relates to (i) the Products or (ii) any facility in which the Products are manufactured or stored.

(c)

For each Product, the Company has made available to Parent a complete and correct Regulatory File and such Regulatory Files contain complete and correct copies of all adverse event reports relating to the Products for the period and to the extent that such adverse event reports are required by Law to be maintained.

(d)

All results of studies, tests and trials that have been incorporated into Product submissions and all material information related to all such studies, tests and trials, including communications with clinical trial sites, have been made available to Parent.

(e)

Except as set forth on Schedule 4.17(e), no Claim seeking the recall, withdrawal, suspension or seizure of any of the Products, or otherwise challenging any final Regulatory Approvals or the manufacture, distribution, marketing or sale of any marketed Product, is pending or, to the Knowledge of the Company, threatened.

(f)

Neither the Company nor any of its Subsidiaries has any Drug Master File, as defined in 21 C.F.R. Section 314.420 (“DMF”), in the possession of the FDA or any other Governmental Authority.  The Company or one of its Subsidiaries has been a granted a letter of access to each DMF that it references in its Product submissions.

(g)

To the Knowledge of the Company, no director, officer or service provider of the Company or its Affiliates has made any fraudulent statement to any Governmental Authority, failed to disclose any material fact required to be disclosed to any Governmental Authority, or committed an act, made a statement or failed to make a statement that, at the time such act, statement or omission was made, could reasonably be expected to provide a basis for any Governmental Authority to invoke its policies regarding such matters, for example the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991), nor, to the Knowledge of the Company, has any director, officer or service provider of the Company or its Subsidiaries been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. Section 335a(a) (or any equivalent Law) or authorized by 21 U.S.C. Section 335a(b) (or any equivalent Law).  None of the Company, any Company Subsidiary or any of their current or former employees during the time of their employment with the Company or any Company Subsidiary has been debarred or received written notice of action or, to the Knowledge of the Company, threat of any Claim with respect to debarment under the provisions of 21 U.S.C. §335a or any other Law.

(h)

All applications and other documents submitted by the Company or a Company Subsidiary to the FDA, DEA and all other applicable Governmental Authorities in connection with a Permit or Regulatory Approval were true and correct in all material respects as of the date of submission, and any updates, changes, corrections or modification to such applications and other documents required under applicable Law have been submitted and were true and correct in all material respects at the time of submission.

(i)

The Company or its applicable Subsidiary is duly authorized to sell the Products that have received final FDA approval in each of the provinces and countries in which it is currently selling the Products.  The Company and its Subsidiaries do not sell, directly or indirectly, any Products outside of the United States, its territories and possessions and Puerto Rico.

(j)

Neither the Company, nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, officers, agents, managers, employees or any other Persons acting on their behalf (each such Person, with respect to any other Person, a “Representative”) has, in connection with the operation of the business of the Company or any of its Subsidiaries, used or promised any Person funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable Law.

Section 4.18

Insurance.  Schedule 4.18 sets forth all current policies of insurance of the Company and its Subsidiaries (including material self-insurance arrangements), together with all material information relating to each such policy (including insurance limits, deductibles and premiums paid by the Company under each such policy).  All of the insurance policies are in full force and effect.  There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies.  All premiums due and payable under all such policies have been paid or accrued for as a current liability in the Financial Statements, and the Company and its Subsidiaries are otherwise in material compliance with the terms of such policies.  To the Knowledge of the Company, no termination, cancellation or non-renewal of such policies has been threatened in writing.

Section 4.19

Bank Accounts, etc.; Officers and Directors.  Schedule 4.19(a) sets forth a true and complete list of all banks in which the Company or any of its Subsidiaries has an account or safe deposit box and all credit and similar cards in the Company’s name or for which the Company is liable, and all persons authorized to draw thereon, use or who have access thereto.  Schedule 4.19(b) sets forth a true and complete list of all officers and directors of the Company and each Company Subsidiary.

Section 4.20

Suppliers and Customers.  Schedule 4.20 sets forth the top 10 largest suppliers of components or services related to the research, development or manufacture of Products to the Company and its Subsidiaries (determined based on aggregate purchases for the twelve month period ended March 31, 2011), and (b) the top 10 largest customers of the Company and its Subsidiaries (determined based on aggregate sales for the twelve month period ended March 31, 2011).  No such supplier or customer has canceled or otherwise terminated, or, to the Knowledge of the Company, threatened to cancel or otherwise terminate, its relationship with the Company or its Subsidiaries.  To the Knowledge of the Company, there is no pending FDA Supplier Action.

Section 4.21

Products; Inventory.

(a)

Schedule 4.21 sets forth a true and complete list of all Products.

(b)

The Inventory of the Company and its Subsidiaries of FDA approved Products consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, subject to the applicable allowances contained in the Financial Statements.

(c)

Since January 1, 2008, neither the Company nor any of its Subsidiaries has engaged in the practice of “channel stuffing” or any program, activity or other action that would reasonably be expected to result, directly or indirectly, in a trade buy-in that is significantly in excess of usual or customary business practices in the generic pharmaceuticals industry.

Section 4.22

Disclaimer.  Except as expressly set forth in this Article IV, the Company makes no representation or warranty, express or implied, at law or in equity and any such other representations or warranties are hereby expressly disclaimed including any implied representation or warranty as to condition, merchantability, suitability or fitness for a particular purpose.  Notwithstanding anything to the contrary, the Company makes no representation or warranty to Parent or Merger Sub with respect to any projections, estimates or budgets heretofore delivered to or made available to Parent, Merger Sub or their respective counsel, accountants or advisors of future revenues, expenses or expenditures or future results of operations of the Company, and Parent and Merger Sub hereby acknowledge and agree to such disclaimer and that, other than as set forth in this Agreement, including the representations, warranties, covenants and indemnities set forth herein, Parent is purchasing the Company Common Stock on an “as is, where is” basis.

ARTICLE V

Representations and Warranties of Parent and Merger Sub

Each of Parent and Merger Sub hereby jointly and severally represents and warrants to the Company that:

Section 5.1

Incorporation; Authorization; etc.

(a)

Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  Each of Parent and Merger Sub has all requisite corporate power and authority to own, lease, and operate its properties and assets and to carry on its business as it is now being conducted.  Neither Parent nor Merger Sub is in default under or in violation of any provision of its organizational documents.

(b)

Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which each is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Ancillary Agreements, the performance of each of Parent’s and Merger Sub’s obligations hereunder and thereunder (other than with respect to the Merger and the filing and recordation of the appropriate merger documents as required by the DGCL), and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the respective Boards of Directors of Parent and Merger Sub, and no other corporate proceedings or actions on the part of Parent or Merger Sub, the respective Boards of Directors of Parent and Merger Sub or the shareholders of Parent or Merger Sub are necessary therefor.  This Agreement and each Ancillary Agreement to which Parent or Merger Sub is a party have been duly executed and delivered by each of Parent and Merger Sub and constitute the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each in accordance with their terms.

(c)

The execution, delivery and performance of this Agreement and the Ancillary Agreements do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in the imposition of an Encumbrance upon, or result in any breach or violation of or default under (with or without notice or lapse of time, or both), or give rise to any right of termination, cancellation, modification or acceleration, or any obligation or loss of ay benefit under or in respect of (i) any provision of the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) any Contract to which Parent or Merger Sub is a party or to which any of their respective properties or assets are bound or (iii)  any Law or Order to which Parent or Merger Sub is subject.

(d)

No registrations, filings, applications, notices, consents, approvals, orders, qualifications or waivers are required to be made, filed, given or obtained by Parent or Merger Sub with, to or from any Person, including any Governmental Authority, in connection with the execution and delivery of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby, except for (i) those set forth in Schedule 5.1(d), (ii) filings under the HSR Act, (iii) the filing and recordation of appropriate merger documents as required by the DGCL and other appropriate documents with the relevant Governmental Authorities of other states in which the Company is authorized to do business (clauses (i) through (iii) above, collectively, the “Parent Approvals”).

(e)

The Board of Directors of Merger Sub, at a meeting duly called and held, adopted resolutions that are in full force and effect as of the date of this Agreement, (i) approving and declaring advisable the Merger, this Agreement (which shall be deemed an “agreement of merger” for purposes of Subchapter IX of the DGCL), and the Ancillary Agreements (ii) declaring that the Merger, this Agreement and the Ancillary Agreements are in the best interests of Merger Sub’s stockholders, and (iii) recommending that Merger Sub’s stockholders approve and adopt this Agreement and the Ancillary Agreements.  Parent has adopted this Agreement and the Merger as the parent and sole stockholder of Merger Sub.

Section 5.2

Litigation; Orders.  There are no pending or, to the knowledge of Parent, threatened actions, suits or proceedings, either at law or in equity, which would, individually or in the aggregate, reasonably be expected to (i) impair the ability of Parent or Merger Sub to perform its obligations under this Agreement or (ii) prevent or impede or delay the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 5.3

Financial Capability.  Parent has, or will have at Closing, sufficient cash available to enable Parent to pay when due the full cash consideration payable by Parent pursuant to Article III.  Parent acknowledges and agrees that its obligation to consummate the transactions contemplated hereby is not subject to any financing contingency or condition.

Section 5.4

Ownership and Interim Operations of Merger Sub.  Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and the Ancillary Agreements and has engaged in no business and has incurred no liabilities other than in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 5.5

Brokers, Finders, etc.  Except as set forth in Schedule 5.5, neither Parent nor Merger Sub nor any party acting on the behalf of either has employed, paid or become obligated to pay any fee or commission to any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission from the Company in connection with such transactions.

ARTICLE VI

Covenants of the Company and Parent

Section 6.1

Investigation of Business; Access to Properties and Records.

(a)

Subject to applicable privileges and the Confidentiality Agreement, the Company shall grant Parent and its accountants, counsel and other representatives reasonable access during normal business hours during the period prior to the Closing, upon reasonable advance notice to the Company and subject to supervision by the Company or its agents, to (i) all of the properties, books, Tax Returns, Contracts, commitments and records, patent application files and appropriate personnel of the Company and its Subsidiaries and (ii) all other information concerning the business of the Company and its Subsidiaries, their respective properties and personnel as Parent may reasonably request; provided, however, that the Company shall not be required to provide access to any information or documents that would, in the reasonable judgment of the Company, violate the HSR Act or any other applicable Law (it being agreed that the Company shall give notice to Parent of the fact that it is withholding such information or documents and that thereafter the Company and Parent shall use their respective reasonable best efforts to cause such information to be provided in a manner that would not reasonably be expected to cause such a violation).

(b)

Subject to compliance with applicable Laws, from the date hereof until Closing, to the extent reasonably requested by Parent, the Company shall confer with one or more representatives of Parent to report material operational matters.

(c)

Each Party shall give prompt written notice to the other Parties upon learning of (i) the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, has caused or would reasonably be likely to cause either (A) any representation or warranty of the notifying Party contained in this Agreement to be untrue or inaccurate in any material respect, or (B) any condition set forth in Article IX to be unsatisfied at the Closing Date, (ii) any communication from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (iii) any communication from any Governmental Authority in connection with the transactions contemplated by the Agreement or (iv) any material failure of the notifying Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or under any Ancillary Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.1(c) shall not limit any Party’s remedies under this Agreement or cure or be deemed to cure, or operate as a waiver of, any breach of any representation, warranty, covenant or agreement of, or be deemed to satisfy or operate as a waiver of any condition applicable to, the Company, Parent or Merger Sub.

(d)

As soon as such information becomes available, and in any event not later than 30 days after the end of each fiscal month and fiscal quarter, the Company shall provide to Parent an unaudited balance sheet as of the end of such period and the related statements of results of operations and, in the case of a fiscal quarter, statements of cash flows for such period, together with a list of the ages and amounts of all accounts and notes due and uncollected as of the end of such month consistent with the form made available to Parent during its due diligence.

(e)

Prior to the Closing, the Company shall, and shall cause its Representatives (including its accountants) to, at Parent’s expense, (i) provide to Parent all financial information regarding the Company and the Company Subsidiaries reasonably requested by Parent in connection with Parent’s obligations under the Exchange Act and other securities Laws, including (A) audited financial statements for each of the three years ending December 31, 2008, 2009 and 2010 and (B) financial statements for any interim period since January 1, 2011 and the comparable period for fiscal year 2010; (ii) reasonably assist Parent with the preparation of pro forma financial statements required by Regulation S-X of the Exchange Act; and (iii) reasonably cooperate with Parent and Merger Sub in connection with the financing of the acquisition of the Company by Parent, including providing to Parent (A) a limited license (at no cost) to an electronic version of the Company’s trademarks, service marks and corporate logo for use in debt marketing materials and (B) financial information to be used as part of Parent’s financing activities as Parent may reasonably request.

(f)

Any information provided to Parent or Merger Sub or their respective representatives pursuant to this Agreement shall be held by Parent, Merger Sub and their representatives in accordance with, and shall be subject to the terms of, the Confidentiality Agreement, dated November 1, 2010, by and between the Company and Parent (“Confidentiality Agreement”), which is hereby incorporated in this Agreement by reference as though fully set forth in this Agreement and shall continue in force until the Effective Time, at which time such Confidentiality Agreement shall terminate; provided that Parent and Merger Sub may disclose such information as may be necessary in connection with seeking the Parent Approvals and/or relating to the financing of the acquisition of the Company by Parent; and provided further that if this Agreement is terminated in accordance with Article X prior to the Effective Time, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

Section 6.2

Agreement to Cooperate; Best Efforts.

(a)

Subject to the terms and conditions of this Agreement and not in limitation of any such provisions, each Party hereby agrees to use its reasonable best efforts to take, or cause to be taken, all reasonable action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to satisfy all conditions to, and to consummate and make effective as reasonably possible, the transactions contemplated by this Agreement and to carry out the purposes hereof, including to perform and cause to be performed any further acts and to execute and deliver and cause to be executed and delivered any documents that may be reasonably necessary to carry out the provisions of this Agreement.  The Company and Parent shall (i) use commercially reasonable efforts to make all registrations and filings and to obtain necessary actions or nonactions, expirations or terminations of waiting periods, waivers, consents, clearances and/or approvals of third parties and Governmental Authorities required in order to preserve material contractual relationships of the Company and its Subsidiaries; provided, however, that in no event shall the Company be required to pay any consideration or incur any obligation in order to obtain such consents and approvals, unless Parent shall have agreed in writing to reimburse the Company for such consideration or obligation; and provided, further, that Parent shall not have any liability to the Company or the Company Stockholders in connection with the Company seeking to obtain such consents, waivers and/or approvals; (ii) as soon as practicable after the date of this Agreement, prepare, deliver and/or file such instruments and documentation reasonably necessary to maintain legal authority to continuously operate under the Company’s Permits and Regulatory Approvals (including by way of replacement Permits and Regulatory Approvals, if necessary and applicable) and (iii) lift any injunction or other legal bar to the consummation of the Merger or other transactions contemplated by this Agreement (and, in such case, to proceed with the consummation of the Merger as expeditiously as possible.  In connection with subsection (i) of this Section 6.2(a), the Company shall keep Parent informed of all material developments and shall, at Parent’s request, include Parent in any discussions or communications with any parties whose consent, waiver or approval is sought hereunder.  Such consents, waivers and approvals shall be in a form reasonably acceptable to Parent.

(b)

In addition to and without limitation of the foregoing, each of Parent and the Company shall (i)  make or cause to be made all filings required of each of them or any of their respective Subsidiaries or Affiliates under the HSR Act with respect to the transactions contemplated hereby within ten (10) Business Days after the date of this Agreement or on such date as is agreed upon by Parent and the Company, (ii) comply at the earliest reasonably practicable date with any request received by either of them or any of their respective Subsidiaries or Affiliates from a Governmental Authority for additional information, documents, or other materials in respect of such filings or such transactions, and (iii) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable Laws, providing copies, or portions thereof, of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any Governmental Authority with respect to any such filing or any such transaction.  Each of Parent and the Company shall use its commercially reasonable efforts to furnish to the other Party all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement.  Subject to any prohibition against disclosure under the HSR Act or any other applicable Law, each Party shall promptly inform the other Parties of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filings or any such transaction.  No Party shall independently participate in any formal meeting with any Governmental Authority in respect of any such filing, investigation or other inquiry without giving the other Parties prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate in such meeting.  Subject to the HSR Act or any other applicable Laws, the Parties will consult and cooperate with one another in connection with any and all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party relating to proceedings under the HSR Act.  Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.2(b) as “outside counsel only.”  Such materials and the information contained therein shall be given only to the recipient’s outside legal counsel and outside experts retained for purposes of any investigation or inquiry and shall not be disclosed by such outside counsel or outside expert to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be).

(c)

Each of Parent and the Company shall use its commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under the HSR Act.  In connection therewith, if any proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as being in violation of the HSR Act, each of Parent and the Company shall cooperate and use their respective reasonable best efforts to contest and resist any such proceeding, and to have vacated, lifted, reversed, or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts the consummation of the transactions contemplated by this Agreement, including by pursuing all commercially reasonable avenues of administrative and judicial appeal, unless Parent and the Company mutually agree that litigation is not in their collective best interests.  Each of Parent and the Company shall use their respective reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act with respect to such transactions as promptly as possible after the execution of this Agreement.  In connection therewith and without limiting the foregoing, Parent and the Company each agree to use its reasonable best efforts to take promptly any and all steps necessary to avoid or eliminate each and every impediment under the HSR Act that may be asserted by any federal, state, local or non-United States antitrust or competition authority, so as to enable the Parties to consummate the transactions contemplated by this Agreement as expeditiously as possible, including committing to or effecting, by consent decree, hold separate orders, trust or otherwise the sale or disposition of such of its assets or businesses as are required to be divested in order to avoid the entry of, or to effect the dissolution of, any Order, whether preliminary, temporary or permanent, that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by this Agreement.  Purchaser shall pay all filing fees in connection with the HSR Act; all other expenses will be paid by the Party incurring such expenses.

Section 6.3

Conduct of Business.

(a)

Except as otherwise permitted or required by the terms of this Agreement, from the date of this Agreement until the Closing (or earlier termination of this Agreement), the Company shall, and shall cause each of its Subsidiaries to, (i) operate and carry on its business only in the ordinary course consistent with past practice and comply in all material respects with all applicable Laws, (ii) use commercially reasonable efforts consistent with past practice to keep and maintain its respective physical assets and properties in normal operating condition and repair, reasonable wear and tear and damage by fire or other casualty excepted and (iii) use commercially reasonable efforts consistent with past practice to (A) maintain the present business organization of the Company and its Subsidiaries intact, (B) keep available the services of its present employees, (C) preserve its existing business relationships with all suppliers, licensors, customers, distributors and others having significant business relations with it and (D) maintain its goodwill.

(b)

Without limiting the generality of the foregoing, except for matters set forth in Schedule 6.3(b) or for which Parent has provided prior written consent, during the period between the date hereof and the Closing (or earlier termination of this Agreement), the Company shall not, and shall not cause or permit any Company Subsidiary to, take any action, agree to take any action or fail to take any action that would result in the occurrence of any of the changes or events listed in Section 4.5.

Section 6.4

Public Announcements.  The parties agree that any press release or public announcement concerning the transactions contemplated hereby shall not be issued by the Company, Parent or Merger Sub without the prior written consent of Parent and the Company, except any such release or public announcement that may be required by an applicable Law (including the rules of a stock exchange on which a Party or any of its Affiliates lists securities), in which case the Party required to issue the release or announcement shall allow Parent or the

Company, as applicable, reasonable time to comment on such release or announcement in advance of its issuance.

Section 6.5

Employee Matters.

(a)

Except for those Business Employees set forth on Schedule 6.5 (each of whom shall have their employment terminated by the Company or the applicable Company Subsidiary concurrent with the Closing), for the period commencing at the Effective Time and ending on the earlier of (i) the date that is six (6) months following the Effective Time and (ii) the date on which a Business Employee resigns or is terminated with cause, the Surviving Corporation shall (A) continue to employ each Business Employee at a position substantially similar to the Business Employee’s current position and at the Business Employee’s current location, (B) provide to each Business Employee base pay that is equal to or higher than such Business Employee’s base salary as of the Closing Date and (C) provide employee benefits to each Business Employee that are comparable, but in any event no less favorable, to those provided to similarly situated employees of Parent; provided, however, that Parent’s obligation to provide six months’ continuing employment under this Section 6.5(a) shall in no event affect each Business Employee’s status as an “at will” employee of the Surviving Corporation.

(b)

With respect to any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), other than a defined benefit plan, maintained by Parent or any of its Subsidiaries, including any paid time off and vacation (collectively, “Parent Benefit Plans”), in which any of the Business Employees will participate effective after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, recognize all service of the Business Employees with the Company and any of its Subsidiaries for purposes of determining vesting and eligibility; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits or to the extent that such service was not recognized under the corresponding Company Benefit Plan.

(c)

To the extent permissible under applicable Law and the terms of the Parent Benefit Plans, Parent shall (i) recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Business Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time and (ii) waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively at work requirements and waiting periods under any Parent Benefit Plan that is a welfare benefit plan and in which Business Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Benefit Plan immediately prior to the Effective Time.

(d)

Prior to the Closing, the Company and its Subsidiaries shall pay to each applicable Business Employee a cash bonus award from its Closing Cash, it being understood and agreed that the identity of each eligible Business Employee and amount of such cash bonus award shall be determined in the sole discretion of the Company, but in no event shall any such applicable Business Employees receive a cash bonus award in an amount that is less than such employee would have otherwise been entitled to receive in accordance with the past practices of the Company, prorated to reflect the portion of the year actually worked for the Company.

(e)

In no event will any Business Employee be or be deemed to be a third-party beneficiary of this Section 6.5 or any other provision of this Agreement.

Section 6.6

Merger Sub.  Parent will take all action necessary (i) to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement, and (ii) to ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or activities or make any investments other than as specifically contemplated by this Agreement, or incur or guarantee any indebtedness.

Section 6.7

Taxes.

(a)

After the date hereof, and prior to the Closing, unless required by applicable Law or a determination of a Tax Authority that is final, neither the Company nor any Company Subsidiary shall file or cause to be filed any amended Tax Returns if such amendment would have the effect of increasing the Tax liability of the Company or any Company Subsidiary for any period ending after the Closing Date without the prior written consent of the Parent, which consent shall not be unreasonably withheld, delayed, or conditioned.

(b)

After the date hereof, and prior to the Closing, unless required by applicable Law or a determination of a Tax Authority that is final, the Company and each Company Subsidiary shall (i) not change any past practice with respect to preparing or filing Tax Returns if such change is reasonably expected to increase the Tax liability of the Company or any Company Subsidiary for any Post-Closing Tax Period or result in the Company or any Company Subsidiary incurring a Tax outside of the ordinary course of business; and (ii) refrain from entering into any settlement or closing agreement with a Tax Authority that is reasonably expected to increase the Tax liability of the Company or any Company Subsidiary for any Post-Closing Tax Period or result in the Company or any Company Subsidiary incurring any Tax outside the ordinary course of business, in each cash, without the consent of the Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

(c)

The Company shall, on or prior to the Closing Date, provide Parent with a properly executed Foreign Investment and Real Property Tax Act of 1980 notification letter (the “FIRPTA Certificate”), in a form that complies with Treasury Regulation Section 1.1445-2(b)(2), which states that shares of capital stock of the Company do not constitute “United States real property interests” under Section 897(c) of the Code, as of Closing Date.

Section 6.8

Termination of Affiliate Agreements.  At or prior to the Closing, the Company shall, and shall cause each of its Subsidiaries to, terminate the Contracts set forth on Schedule 6.8, without any residual liability on the part of the Company.  The Company will deliver to Parent evidence of the termination of such Contracts in form and substance reasonably acceptable to Parent.

Section 6.9

FDA Supplier Action.  During the period prior to the Closing Date, the Company shall give prompt notice to Parent if the Company receives, or becomes aware that any Company supplier has received, a material observation in a Notice of Inspectional Observation on a Form FDA-483 that could result in a regulatory action against the Company or such Company supplier, as the case may be (an “FDA Supplier Action”).

Section 6.10

Solicitation.

(a)

No Solicitation. Until the earlier of the Closing Date and the termination of this Agreement, the Company shall not, and shall not authorize or permit any of its Affiliates or Subsidiaries, or any of its or their respective officers, directors, employees, representatives or other agents to, directly or indirectly (i) initiate, accept or solicit any offer or proposal which constitutes or is reasonably likely to lead to any Acquisition Proposal, (ii) enter into or participate in negotiations or discussions with, or provide any confidential information or data to, any Person (other than Parent, Merger Sub or any of their respective Affiliates or representatives) relating to any Acquisition Proposal, or (iii) enter into any letter of intent or similar document, or any Contract contemplating or otherwise relating to any Acquisition Proposal.  Upon execution of this Agreement, the Company shall, and shall cause each of its Affiliates and Subsidiaries, and its and their respective officers, directors, employees, representatives and other agents to, immediately cease any existing activities, discussions or negotiations with any Person with respect to any Acquisition Proposal.  The Company’s Board of Directors shall not approve or recommend, or propose to approve or recommend, any Acquisition Proposal.

(b)

Notification. The Company will notify Parent within 48 hours of receipt of any inquiry, proposal or offer related to an Acquisition Proposal or any request for information relating to such inquiry, proposal or offer.

Section 6.11

Reorganization and Other Actions.  Prior to the Closing, the Company shall take or cause to be taken all of the actions set forth on Schedule 6.11 and shall deliver to Parent written evidence reasonably acceptable to Parent that such actions were taken.

Section 6.12

Tail Insurance.  Prior to, but effective as of, the Closing Date, the Company shall obtain at its expense a six-year prepaid endorsement to its errors and omissions, products liability, property, directors and officers and umbrella insurance policies, in each case reasonably satisfactory to Parent, covering the Company for any claims made before, on or after the Closing Date with respect to any events or claims occurring or arising prior to or on the Closing Date.

Section 6.13

Parachute Payment Waivers; 280G Shareholder Approval.

(a)

The Company shall request from each person who is entitled to receive a payment, benefits, options or stock, or accelerated vesting from the Company or any Company Subsidiary that is contingent on the change of control of the Company as contemplated by this Agreement that would, if paid without shareholder approval under this Section 6.13, be nondeductible by the Company or any Company Subsidiary under Section 280G of the Code or subject to an excise Tax under Section 4999 of the Code, a waiver pursuant to which each such person shall agree to waive any and all right or entitlement to the accelerated vesting, payments, benefits, options and stock to the extent the value thereof exceeds 2.99 times such person’s “base amount” as determined in accordance with Section 280G of the Code and the regulations promulgated thereunder.  Each such waiver obtained shall provided that unless the requisite shareholder approval of such accelerated vesting, payments, benefits, options and stock is obtained pursuant to the vote solicitation contemplated by Section 6.13(b), the waived amounts will not be paid or otherwise provided.  Each waiver that is actually obtained shall be referred to as a “Parachute Payment Waiver”.  The Company shall, not later than two (2) Business Days prior to the Closing Date, notify Parent in writing of the “disqualified individuals” who delivered a Parachute Payment Waiver to the Company and the “disqualified individuals” who did not deliver a Parachute Payment Waiver to the Company.  If a “disqualified individual” does not deliver a Parachute Payment Waiver to the Company prior to the Closing, the Company shall, prior to the Closing, (i) calculate the full amount of any gross-up with respect to the excise Tax under Section 4999 of the Code that such “disqualified individual” is entitled to pursuant to any agreement with the Company (the “Gross-Up Amount”); (ii) pay the Gross-Up Amount to the “disqualified individual;” and (iii) obtain a release of claims from the “disqualified individual” stating that payment has been made in full with respect to any gross-up the “disqualified individual” is entitled to with respect to the excise Tax under Section 4999.

(b)

The Company shall prior to the Closing solicit its shareholders to approve in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code the payments that were previously waived pursuant to a Parachute Payment Waiver such that, if the requisite shareholder approval is obtained, none of the payments or benefits waived pursuant to a Parachute Payment Waiver that will be paid or provided to the respective “disqualified individuals” will be nondeductible under Section 280G of the Code or subject to an excise Tax under Section 4999 of the Code.

(c)

For purposes of determining whether to request a waiver from any person, and what payments a person is required to waive to be no more than 2.99 times such person’s base amount, Parent shall cooperate with the Company and provide any reasonable requested information, including providing all information regarding any rights to amounts payable under any employment contracts or severance plan pursuant to a contract or agreement or plan entered into with the Parent or the Company or any Company Subsidiary on or after the Closing Date (or at the direction of the Parent) that could be considered to be contingent on the change of control of the Company as contemplated by this Agreement.

Section 6.14

Stockholder Approval.  As promptly as practicable after the date hereof, the Company shall use its reasonable best efforts to obtain the approval of this Agreement and the transactions contemplated hereby from all of the Company Stockholders.

ARTICLE VII

Conditions to the Obligations of Each Party to Close

The respective obligations of the Company, Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction or waiver (to the extent permitted under applicable law), on or prior to the Closing Date, of the following conditions:

Section 7.1

HSR Act.  All filings under the HSR Act shall have been made and all waiting periods applicable under the HSR Act shall have expired or been terminated, and any required approvals or clearances shall have been obtained.

Section 7.2

No Injunction or Proceeding.  At the Closing Date, there shall be no Law, Order or Claim of any nature pending or outstanding would restrain, prohibit or materially delay the consummation of the Merger.

ARTICLE VIII

Conditions of Parent’s Obligation to Close

Parent’s obligation to consummate the Merger and the transactions contemplated hereby shall be subject to the satisfaction, on or prior to the Closing, of the following conditions, any of which may be waived, in writing, by Parent:

Section 8.1

Covenants.  The Company shall have complied in all material respects with all of its covenants, obligations and conditions hereunder required to be performed and complied with by it at or prior to the Closing.

Section 8.2

Representations and Warranties.  The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (except for those representations and warranties qualified by material, materiality or similar expressions, which shall be true and correct in all respects) as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties that expressly address matters only as of a particular date shall have been true and correct only as of such date).

Section 8.3

No Material Adverse Effect.  The Company shall have been operated in the ordinary course of business, consistent with past practice, and there shall not have occurred any Material Adverse Effect.

Section 8.4

Closing Statement; Certificates of the Company.  Parent shall have received (a) the Closing Statement, (b) the final Closing Payment Disbursement Schedule, (c) a certificate of the Company, in form and substance reasonably acceptable to Parent, executed by an officer of the Company as of the Closing Date and certifying fulfillment of the conditions set forth in Sections 8.1, 8.2, 8.3 and 8.7; and (d) a certificate of the Secretary of the Company, in form and substance reasonably acceptable to Parent, certifying as accurate certain resolutions adopted by the Board of Directors of the Company in respect of the transactions contemplated by this Agreement.

Section 8.5

Reorganization Actions.  The actions to be taken by the Company set forth on Schedule 6.11 shall have been completed to the reasonable satisfaction of Parent.

Section 8.6

Resignation of Directors.  The directors of the Company and each Company Subsidiary in office immediately prior to the Closing Date shall have resigned as directors of the Company effective as of the Closing (and Parent shall have received letters of resignation from such persons) and each consulting agreement in effect between the Company or a Company Subsidiary and a director shall have been terminated with no further liability to the Company (or the Surviving Corporation) or a Company Subsidiary.

Section 8.7

Stockholder Approval.  The affirmative vote for the consummation of the Merger shall have been obtained from the holders of a majority of the outstanding shares of Company Common Stock, and no more than 5% of the outstanding shares of Company Common Stock shall constitute Dissenting Shares.

Section 8.8

FIRPTA Certificate.  The Company shall have provided Parent with the properly executed FIRPTA Certificate required pursuant to Section 6.7(c) and the notice to the IRS required pursuant to U.S. Treasury Regulations Section 1.897-2(h).

Section 8.9

Escrow Agreement.  The Escrow Agent and the Securityholders’ Representative shall have executed and delivered the Escrow Agreement to Parent.

Section 8.10

Payoff Letters.  Parent shall have received (i) payoff letters or termination agreements, as applicable, with respect to any Company Indebtedness, which shall provide for the complete repayment, satisfaction and/or release as of the Closing Date of all of such Company Indebtedness to the Persons to whom such Company Indebtedness is owed and the complete release of any Encumbrances or guarantees any such Person may have against the Company or any of its Subsidiaries or any of their respective assets or properties, along with supporting documentation, all in customary form reasonably satisfactory to Parent.

Section 8.11

Consents.  Parent shall have received copies of all Company Approvals listed on Schedule 8.11 hereto, duly executed by the applicable consenting party (if applicable), and, in the case of the Company Approvals relating to the Leases, together with certificates of estoppel reasonably satisfactory to Parent.

Section 8.12

Non-Competition and Non-Solicitation Agreement.  Dr. Chen shall have executed a non-competition and non-solicitation agreement substantially in the form of Exhibit G hereto.

Section 8.13

TWI Amendment.  Parent shall have received a duly executed amendment to certain agreements between the Company and TWI, substantially in the form of Exhibit H hereto.

Section 8.14

Certificate of Merger; Good Standing; etc.  Parent shall have received (a) the Certificate of Merger, duly executed by the Company; (b) a certificate of good standing with respect to the Company and its Subsidiaries, dated on or about the Closing Date, issued by the applicable Governmental Authority and (c) any other document or instrument as Parent or its representatives may reasonably request.

Section 8.15

Section 280G Shareholder Vote.  The Company shall have (a) solicited shareholder vote pursuant to Section 6.13(b) and (b) provided Parent with evidence of the completion of the actions set forth in the last sentence of Section 6.13(a). Nothing in this Section 8.15 shall constitute a condition that the shareholders approve the parachute payments subject to vote.

ARTICLE IX

Conditions to the Company’s Obligations to Close

The Company’s obligation to consummate the Merger and the transactions contemplated hereby shall be subject to the satisfaction, on or prior to the Closing, of the following conditions, any of which may be waived, in writing, by the Company:

Section 9.1

Covenants.  Each of Parent and Merger Sub shall have complied in all material respects with all of its covenants, obligations and conditions hereunder required to be performed and complied with by them at or prior to the Closing.

Section 9.2

Representations and Warranties.  The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects (except for those representations and warranties qualified by material, materiality or similar expressions, which shall be true and correct in all respects) as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties that expressly address matters only as of a particular date shall have been true and correct only as of such date).

Section 9.3

Certificates.  The Company shall have received from Parent and Merger Sub an officer’s certificate certifying to the fulfillment of the conditions specified in Sections 9.1 and 9.2.

Section 9.4

Certificate of Merger.  The Company shall have received a copy of the Certificate of Merger, duly executed by Merger Sub.

Section 9.5

Escrow Agreement.  The Escrow Agent and the Securityholders’ Representative shall have executed and delivered the Escrow Agreement to Parent.

Section 9.6

Parent Payments.  Parent shall have made all payments required of Parent pursuant to Section 3.4.

ARTICLE X

Termination

Section 10.1

Termination.  This Agreement may be terminated and the Merger abandoned at any time prior to the Closing by:

(a)

the mutual written consent of the Company and Parent;

(b)

Parent or the Company, in the event that any condition set forth in Article VII, VIII or IX, as applicable, shall not be satisfied, or shall not be reasonably capable of being satisfied, by the 180th day from the date hereof (which date shall be extended for up to 90 days plus the number of days contemplated by or otherwise agreed upon pursuant to Section 2.3 in the event that any applicable review period in connection with the HSR Act has not ended or any approval required thereunder has not been received by the end of such 180-day period) (the date, following all such extensions, the “Walk-Away Date”); provided, however, that neither Party may terminate this Agreement pursuant to this clause (b) if the failure of the applicable condition in Article VII, VIII or IX (as the case may be) to be satisfied or the failure of the Closing to occur on or before the Walk-Away Date referred to in the applicable paragraph results from (i) the breach by such Party of any representation, warranty, covenant or agreement in this Agreement or (ii) such Party’s failure to use its required efforts to consummate the transactions contemplated hereby.

(c)

Parent, if the Company breaches any representation, warranty, covenant, obligation or agreement hereunder, such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, and such breach shall not have been cured, or by its nature cannot be cured, within 30 days following receipt by the Company of written notice of such breach;

(d)

the Company, if Parent or Merger Sub breaches any representation, warranty, obligation or agreement hereunder, such that the conditions set forth in Section 9.1 or Section 9.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, and such breach shall not have been cured, or by its nature cannot be cured, within 30 days following receipt by Parent of written notice of such breach; or

(e)

Parent or the Company, if any Governmental Authority of competent jurisdiction shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger, which Order is final and nonappealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 10.1(e) shall have used its reasonable best efforts (with the cooperation of the other parties) to remove such Order or appeal diligently such other action; and provided, however, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to a Party if the issuance of such final, non-appealable Order was primarily due to the failure of such Party to perform any of its obligations under this Agreement.

Section 10.2

Procedure and Effect of Termination.

(a)

A Party seeking to terminate this Agreement pursuant to Section 10.1 shall deliver written notice of such termination to each of the other Parties, and this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by any Party, except that the provisions of Sections 6.1(f), 6.4 and this 10.2 and Articles XI and XIV shall survive the termination of this Agreement; provided, however, that such termination shall not relieve any Party of any liability that arose prior to the date of termination or, with respect to those provisions that survive termination, that arises after such termination.

(b)

If this Agreement is terminated as provided herein, each Party shall, as requested by the applicable other Party(ies), either redeliver to such other Party(ies), or certify to such other Party(ies) the destruction of, all documents, work papers and other material of such other Party(ies) relating to the transactions contemplated hereby, whether obtained before or after the execution hereof.

ARTICLE XI

Indemnification

Section 11.1

Survival of Representations, Warranties and Covenants.  Subject to the limitations and other provisions of this Agreement, including the provisions of this Article XI, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect, regardless of any investigation made by or on behalf of the Company, the Company Stockholders or Parent, as follows: (a) the representations and warranties contained in Section 4.9 (Taxes) shall survive until the third (3rd) anniversary of the Closing Date; provided, however, the representations and warranties contained in Section 4.9 (Taxes) to the extent relating to U.S. federal income Taxes shall survive until the later of (i) the third (3rd) anniversary of the Closing Date and (ii) the final date on which amounts are required to be paid with respect to the Transaction Tax Benefit Amount pursuant to Section 12.6 and Section 12.7; (b) the representations and warranties contained in Section 4.10 (Employee Benefits) and the Fundamental Representations shall survive until the third (3rd) anniversary of the Closing Date; (c) the representations and warranties contained in Section 4.11 (Environmental Matters) shall survive until the second (2nd) anniversary of the Closing Date; and (d) all other representations and warranties contained in this Agreement shall survive until the first (1st) anniversary of the Closing Date; provided, however, that representations or warranties for which claims for indemnification are timely asserted shall continue to survive, notwithstanding any survival period set forth herein, until final resolution of such claims.

Notwithstanding anything to the contrary in this Agreement, (i) all covenants and agreements of the Parties that by their terms contemplate actions following the Closing shall survive the Closing and remain in full force and effect in accordance with their terms, and (ii) the Tax Indemnity shall survive until the third (3rd) anniversary of the Closing Date; provided, however, the Tax Indemnity to the extent it relates to U.S. federal income Taxes shall survive until the later of (i) the third (3rd) anniversary of the Closing Date, and (ii) the final date on which amounts are required to be paid with respect to the Transaction Tax Benefit Amount pursuant to Section 12.6 and Section 12.7.  All other covenants and agreements of the Parties shall not survive this Closing and shall thereupon terminate, except that claims for indemnification in respect of any breach thereof shall survive until the second (2nd) anniversary of the Closing Date (such survival periods referred to in this Section 11.1, the “Survival Periods”). For the avoidance of doubt, the Parties hereby agree and acknowledge that the Survival Periods are contractual statutes of limitations and any claim brought by any Party pursuant to this Article XI must be brought or filed prior to the expiration of the applicable Survival Period.

Section 11.2

Indemnification.

(a)

Subject to the limitations set forth in this Article XI, the Company (if there is not a Closing), and each Indemnifying Person, to the extent of such Indemnifying Person’s Pro Rata Share, shall severally indemnify and hold harmless Parent and its Affiliates (including the Surviving Corporation and the Surviving Corporation’s Subsidiaries on and following the Closing) and each of their respective officers, directors, Affiliates, agents and employees (hereinafter referred to individually as a “Parent Indemnified Person” and collectively as “Parent Indemnified Persons”) from and against any and all losses, costs, damages, liabilities, Taxes, claims, suits, proceedings, judgments, amounts paid in settlement and expenses (including reasonable fees and expenses of attorneys and in respect of any investigation conducted by the Parent Indemnified Person) (collectively, “Damages”) incurred by the Parent Indemnified Persons arising out of, relating to or in connection with (or arising out of or relating to any Third Party Claim containing allegations that, if true, would result in Damages arising out, relating to or in connection with) (i) any misrepresentation or breach of, or default in connection with, any of the representations and warranties made by the Company in this Agreement or in any certificate delivered in connection with this Agreement, (ii) any breach or violation of, failure to comply with, or default in connection with, any covenant or agreement made by or to be performed by the Company in this Agreement or in any certificate delivered in connection with this Agreement, (iii) without duplication, any liability of the Company or any Company Subsidiary for Taxes (A) for any Pre-Closing Tax Period (with such Taxes for the portion of the Overlap Period ending on the Closing being determined in accordance with Section 12.2(g)), (B) imposed on the Company or any the Company Subsidiary as a result of the Company or any of the Company Subsidiaries being included in an affiliated group on or before the Closing Date that files consolidated or combined Tax Returns by reason of Treasury Regulation Section 1.1502-6 or any comparable provision of state, local, or non-U.S. law, (C) imposed on the Company or any Company Subsidiary or for which the Company or any Company Subsidiary may be liable as a result of the transactions contemplated by this agreement (including Taxes imposed on the Company or any Company Subsidiary as a result of the actions taken by the Company or any Company Subsidiary pursuant to Section 6.11 and, for the avoidance of doubt, any Taxes imposed pursuant to the gain recognition agreement entered into with the IRS in connection with TWI Pharmaceuticals Holding, Inc. and TWI Pharmaceuticals Inc.), (D) arising from any contractual obligation attributable to any agreement (excluding agreements listed on

Schedule 4.9(f)) existing on or prior to the Closing Date of the Company or any Company Subsidiary to indemnify any person or other entity for such Taxes, and (E) that are attributable to any California deferred intercompany stock account with respect to Anchen Pharmaceuticals Inc.; provided that if the Taxes described in this clause (E) arise as a result of actions taken by Parent or any of its Subsidiaries after the Closing Date, the amount owed by the Indemnifying Persons pursuant to this Section 11.2(a)(iii)(E) shall be reduced by 50% (claims for indemnification with respect to a misrepresentation or breach of, or default in connection with any of the representations and warranties in Section 4.9 (Taxes), and under the foregoing clauses (A), (B), (C), (D) and (E) are referred to herein as the “Tax Indemnity”); (iv) any inaccuracy contained in the Closing Payment Distribution Schedule; (v) any amounts paid to holders of Dissenting Shares in excess of the Per Share Consideration, (vi) the actions taken by the Company pursuant to Section 6.11; and (vii) the items set forth on Schedule 11.2(a)(vii).

(b)

Subject to the limitations set forth in this Article XI, Parent and Merger Sub shall jointly and severally indemnify and hold the Company Securityholders and their heirs, successors and assigns (the “Securityholder Indemnified Persons”) harmless from and against any and all Damages incurred by the Securityholder Indemnified Persons arising out of, relating to or in connection with (or arising out of or relating to any Third Party Claim containing allegations that, if true, would result in Damages arising out, relating to or in connection with) (i) any misrepresentation or breach of, or default in connection with, any of the representations and warranties made by Parent or Merger Sub in this Agreement, or made by Parent or Merger Sub in any certificate delivered in connection with this Agreement; and (ii) any breach or violation of, failure to comply with, or default in connection with, any covenant or agreement made by or to be performed by Parent or Merger Sub in this Agreement.

(c)

Limitations on Liability.

(i)

After the Closing no Indemnitor shall have any liability under Sections 11.2(a)(i) or 11.2(b), as applicable, with regard to an individual claim for Damages if the total amount of such individual claim for Damages is less than $25,000; provided, however, that (A) a series of related claims for Damages shall be aggregated for purposes of this Section 11.2(c)(i) and (B) individual claims that are less than $25,000 shall be disregarded for purposes of Section 11.2(c)(ii).

(ii)

After the Closing no Indemnitor shall have any liability under Sections 11.2(a)(i) or 11.2(b), as applicable, unless and until the aggregate amount of Damages suffered by the Parent Indemnified Person(s) or Securityholder Indemnified Person(s), as the case may be, exceeds one percent (1%) of the Closing Payment (the “Threshold”), after which all Damages above the Threshold, plus fifty percent (50%) those Damages used to reach the Threshold, shall be recoverable by the applicable Parent Indemnified Person(s) or Securityholder Indemnified Person(s), as the case may be; provided, however, that the Threshold shall not apply to claims for indemnification with respect to a misrepresentation or breach of, or default in connection with any of the representations and warranties specified in Section 11.1(a), 11.1(b) or 11.1(c).

(iii)

Subject to Section 11.13, after the Closing (A) the maximum amount of Damages for which Parent and Merger Sub shall be liable as an Indemnitor under Section 11.2(b) shall not exceed 10% of the Closing Payment and (B) the maximum amount of Damages for which the Indemnifying Persons shall be liable as Indemnitors under Section

11.2(a) shall not exceed 10% of the Closing Payment plus the amount of the Unavailable Deduction, if any.  The limitations under clause (A) shall not apply to breaches of any obligations under Section 12.5, Section 12.6 or Section 12.7 and such obligations shall not be included in computing the Damages subject to clause (A).

(iv)

Subject to Section 11.13, the funds that comprise the Escrow Amount, at any given time, shall be the sole and exclusive source of recovery with respect to Damages indemnifiable pursuant to Section 11.2(a) and shall limit the liability of the Company and Company Securityholders, and in no event shall the Parent Indemnified Person(s) be entitled to recover, or the liability of the Company and Company Securityholders exceed, more than the amount of the funds available as part of the Escrow Amount at any given time.

(d)

In determining the amount of any Damage, any qualifications in the representations, warranties and covenants contained herein with respect to a Material Adverse Effect, materiality, material or similar terms shall be disregarded and will not have any effect with respect to the calculation of the amount of any Damages attributable to a breach of any representation, warranty or covenant of the Company set forth in this Agreement or in any of the Ancillary Agreements, exhibits, schedules or certificates to, or delivered in connection with this Agreement.

(e)

EXCEPT IN THE CASE OF THIRD PARTY CLAIMS, NO PARTY WILL IN ANY EVENT BE LIABLE UNDER THIS ARTICLE XI FOR ANY LOSS OF PROFITS OR EARNINGS, DIMINUTION IN VALUE OR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES BY REASON OF A BREACH OF ANY REPRESENTATION, WARRANTY, COVENANT OR INDEMNITY CONTAINED HEREIN.

(f)

Any indemnification payment to be made by Parent or Merger Sub to one or more Securityholder Indemnified Persons shall be made to the Paying Agent, by wire transfer of immediately available funds, for distribution to the applicable Securityholder Indemnified Person(s) in accordance with each respective Company Securityholder’s Pro Rata Share.

Section 11.3

Reduction of Damages.  Any Damages of a Parent Indemnified Person shall be reduced by the amount of any increased Tax refunds or any reduction of Tax liabilities (a “Tax Benefit”) actually realized by such Parent Indemnified Person or its Affiliates as a result of such Damages.  If a Parent Indemnified Person or any of its Affiliates actually realizes any Tax Benefit that was not included in the computation of Damages that have been paid, Parent shall pay to the Paying Agent for the distributions to the Securityholders in accordance with the Securityholders’ Pro Rata Share the amount of such Tax Benefit. The amount of any payment for a Tax Benefit that is due under the prior sentence shall be paid within forty-five (45) days of the due date of the Tax Return with respect to which the Tax Benefit is realized (or, if the Tax Benefit is in the form of an increased refund, within forty-five (45) days of the receipt of such Tax refund from the applicable Tax Authority).  Parent and the Surviving Corporation shall use commercially reasonable efforts to claim, and cause any Parent Indemnified Person or their Affiliates to claim, any Tax Benefit that will give rise to a reduction in Damages or a payment under Section 11.3; provided, however, neither Parent, the Surviving Corporation, any Company Subsidiary nor any of their Affiliates shall be obligated to file an amended Tax Return (other than an amended Tax Return of the Company or any Company Subsidiary for a Pre-Closing Tax Period) to claim a Tax Benefit.  Subject to the applicable limitations in this Article XI, to the extent that a Tax Benefit that gives rise to a payment under this Section 11.3 is lost, reduced, or disallowed, the Indemnifying Persons shall indemnify the Parent Indemnified Person for the amount of such lost, reduced, or disallowed Tax Benefit as if such amount was a Tax incurred in a Pre-Closing Tax Period.  Notwithstanding anything in this Agreement to the contrary, this Section 11.3 shall not be construed to require Parent, the Company or any of their Affiliates to make available any information that Parent, the Company or any of their Affiliates reasonably determines in good faith is confidential or privileged (including, without limitation, Tax Returns and related work papers (other than Tax Returns and related work papers of the Company or any Company Subsidiary for a Pre-Closing Tax Period).

Section 11.4

Indemnification Procedure.

(a)

Non-Third Party Claims.  The Person seeking indemnification hereunder (the “Indemnitee”) shall notify the Party providing indemnification hereunder (the “Indemnitor”) in writing (such notice, a “Claim Notice”) promptly of the Indemnitee’s discovery of any matter (including if a Claim is filed against the Indemnitee) for which the Indemnitor may be liable to the Indemnitee under this Article XI, which Claim Notice shall specify in reasonable detail each individual item of Damages and the nature of the breach of representation, warranty, covenant or agreement to which each such item is related.  The failure of an Indemnitee to deliver a timely Claim Notice hereunder shall not affect its rights to indemnification hereunder, except to the extent that the Indemnitor is actually and materially prejudiced by such failure to provide timely notice.

(b)

Third Party Claims.  With respect to any Claim made by a third Person (a “Third Party Claim”) against an Indemnitee for which the Indemnitee will seek indemnification from the Indemnitor hereunder, after delivery of the respective Claim Notice, the Indemnitor shall be entitled (if it so elects), at its own cost, risk and expense, (a) to take control of the defense and investigation of such Claim, (b) to employ and engage legal counsel of its own choice to handle and defend the same (unless the Indemnitee has been advised by counsel that there exists an actual or potential conflict of interest between the Indemnitee and counsel chosen by the Indemnitor (including one or more legal defenses or counterclaims available to it or to other indemnified parties that are different from or additional to those available to the indemnifying parties) that makes it inappropriate in the reasonable judgment of the indemnified party for the same counsel to represent both the indemnified party and the indemnifying parties, in which event the Indemnitee shall be entitled, at the Indemnitor’s cost, risk and expense, to reasonable fees of not more than one separate counsel of the Indemnitee’s own choosing), and (c) to compromise or settle such Claim, which compromise or settlement shall be made only with the written consent of the Indemnitee, such consent not to be unreasonably delayed or withheld, unless (A) there is no finding or admission against Indemnitee of any violation of the rights of any Person and it is not reasonably expected to have an effect on any other claims that may be made against the Indemnitee, (B) the sole relief provided is monetary damages that are paid in full by the Indemnitor, and (C) the Indemnitee will have no liability with respect to any compromise or settlement of such Claims effected without its consent.  After notice from the Indemnitor to the Indemnitee of its election to assume the defense of a Claim, the Indemnitor will not, as long as it diligently conducts such defense, be liable to the Indemnitee for any fees of other counsel or any other expenses with respect to the defense of such Claim, except as otherwise provided in this Section 11.4(b) with respect to possible conflicts of interest between the Indemnitee and Indemnitor’s counsel.  If the Indemnitor fails to notify the Indemnitee that the Indemnitor will assume the defense of such Claim within sixty (60) calendar days after delivery by the Indemnitee of the Claim Notice (or such shorter period as may be expressly specified in the underlying Claim, provided that the Indemnitee promptly delivered the Claim Notice and underlying Claim to the Indemnitor), the Indemnitee will (upon delivering notice to such effect to the Indemnitor) have the right to undertake the defense, compromise or settlement of such Claim on behalf of and for the account and risk of the Indemnitor and Indemnitor shall reimburse the Indemnitee for the reasonable expenses of counsel engaged by Indemnitee to defend such Claim; provided, however, that, in such event, the Indemnitee shall not settle or compromise any claim without the prior written consent of the Indemnitor, which consent shall not to be unreasonably withheld, conditioned or delayed.  The Person undertaking the defense, compromise or settlement of the Claim will keep the other Parties reasonably informed of the progress of any such defense, compromise or settlement, and the Indemnitor and Indemnitee shall cooperate (at the Indemnitor’s expense) in all reasonable respects in the investigation, trial and defense of such Claim and any appeal arising therefrom, and the Indemnitee may, at its own cost, monitor and further participate in the investigation, trial and defense of such Claim and any appeal arising therefrom.  To the extent that there is an inconsistency between this Section 11.4 and Article XII as to any Tax matter, the provisions of Article XII shall control.

Section 11.5

No Right of Contribution.  Neither the Securityholders’ Representative nor any Company Stockholder shall make any claim for contribution from the Company, the Surviving Corporation, any of its Subsidiaries or any of their respective officers, directors or employees with respect to any indemnity claims arising under or in connection with this Agreement to the extent that the Company, Surviving Corporation or any Indemnified Person is entitled to indemnification hereunder for such claim, and the Securityholders’ Representative, on its own behalf and on behalf of all Indemnifying Persons, hereby waives any such right of contribution from the Company, the Surviving Corporation, any of its Subsidiaries and any of their respective officers, directors or employees it has or may have in the future.

Section 11.6

Effect of Investigation; Reliance.  The right to indemnification, recovery of Damages or any other remedy will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any representation, warranty, covenant or agreement made by the Company or any other matter. The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right to indemnification, recovery of Damages or any other remedy based on any such representation, warranty, covenant or agreement. No Indemnitee shall be required to show reliance on any representation, warranty, certificate or other agreement in order for such Indemnitee to be entitled to indemnification hereunder.

Section 11.7

Insurance.  The Parties shall use commercially reasonable efforts to collect the proceeds of any insurance that would have the effect of reducing any Damages, and the amount of any Damages incurred by any Indemnitee shall be reduced by the amount of any insurance proceeds actually recovered by such indemnified party, net of all costs and expenses, including attorneys fees and expenses, incurred by such Indemnitee in recovering such proceeds from its insurers.  If indemnification payments shall have been received prior to the collection of such insurance proceeds, such Indemnitee shall remit to the Indemnitor the amount of such insurance proceeds thereafter received, to the extent of indemnification payments received in respect of such Damages (in each case, net of all costs of collection thereof, including attorneys’

fees). To the extent an Indemnitee receives payment from a third party not affiliated with the Indemnitee (and that is not an insurance provider) that are related to any Damages suffered by such Indemnitee, such payment (net of the expenses of the recovery thereof) shall be credited against any such Damages to the extent such Indemnitee seeks indemnification in respect thereof.

Section 11.8

Mitigation.  The Company Indemnified Parties or Parent Indemnified Parties, as the case may be, shall use commercially reasonable efforts to mitigate all Damages sustained by such Person(s).  In no event shall any indemnified party be entitled to double recovery hereunder.  If any circumstance constitutes a breach of more than one representation, warranty or covenant of an Indemnitor, the Indemnitee(s) shall only be entitled to recover once in respect of such circumstance.

Section 11.9

Subrogation.  An Indemnitor shall be subrogated to the Indemnitee’s rights of recovery to the extent of any Damages paid by the Indemnitor. The Indemnitee shall execute and deliver such instruments and papers as are necessary to assign such rights to the Indemnitor.

Section 11.10

Tax Matters. In addition to the other limitations contained in this Agreement, the Indemnifying Persons’ obligations to pay or indemnify for any Taxes (and related Damages) shall be further limited as follows: (i) no Indemnifying Person shall have any responsibility to pay or indemnify for Taxes (or related Damages) that arise or accrue during a Post-Closing Tax Period (or Taxes attributable to the portion of any Overlap Period beginning on the day after the Closing Date); (ii) no Indemnifying Person shall have any responsibility to pay or indemnify for any Taxes (or related Damages) to the extent such Tax was included as a liability (or offset to any asset) in the computation of the Closing Working Capital or included in the computation of Benefits Liabilities; (iii) no Indemnifying Person shall have any responsibility to pay or indemnify for any Transfer Taxes (or related Damages) in excess of such Indemnifying Person’s 50% share as provided in Section 3.5(h); and (iv) no Indemnifying Person shall have any responsibility to pay or indemnify for any Taxes (or related Damages) that arise from the Parent’s breach of any covenant or other agreement in Article XII.

Section 11.11

Release from Escrow.  If the Indemnitor notifies the Indemnitee that it does not dispute the claim described in a Claim Notice, the Damages identified in such Claim Notice will be conclusively deemed a liability of the Indemnitor, and, if the Indemnitee is a Parent Indemnified Person, Parent shall be entitled in accordance with the Escrow Agreement to instruct the Escrow Agent to release the amount of such Damages to Parent.  Upon the release of any portion of the Escrow Amount to the Indemnifying Persons as provided in the Escrow Agreement, each Indemnifying Person will be entitled to receive a portion of such released amount equal to his, her or its Pro Rata Share.  The Escrow Agreement will provide for (a) the release to the Paying Agent, on the first Business Day after the first (1st) anniversary of the Closing Date, for distribution to the Indemnifying Persons in accordance with each respective Indemnifying Person’s Pro Rata Share, 50% of the Escrow Amount then remaining (less amounts being held pending resolution of unresolved indemnification claims as provided in the Escrow Agreement); (b) the release to the Paying Agent, on the first Business Day after the second (2nd) anniversary of the Closing Date, for distribution to the Indemnifying Persons in accordance with each respective Indemnifying Person’s Pro Rata Share, 50% of the Escrow Amount then remaining (less amounts being held pending resolution of unresolved indemnification claims as provided in the Escrow Agreement); and (c) the release to the Paying

Agent, on the first Business Day after the third (3rd) anniversary of the Closing Date, for distribution to the Indemnifying Persons in accordance with each respective Indemnifying Person’s Pro Rata Share, the balance of the Escrow Amount then remaining (less amounts being held pending resolution of unresolved indemnification claims as provided in the Escrow Agreement).

Section 11.12

Limitations not Applicable.  None of the limitations (whether monetary, temporal or otherwise) set forth in this Article XI shall apply to any Damages, or any indemnification obligations relating thereto, resulting from the fraud or intentional misconduct of any Party.

Section 11.13

Right of Setoff.  If, after the third (3rd) anniversary of the Closing Date, a Parent Indemnified Person believes that it has a claim for Taxes (or related Damages) under this Article XI in connection with U.S. federal income Taxes payable under the Tax Indemnity, Parent shall be entitled, after delivering written notice thereof to the Securityholders’ Representative, to withhold from the amount payable to the Paying Agent pursuant to Section 12.7 an amount that, in such Parent Indemnified Person’s reasonable judgment, is sufficient to cover such Damages.  Upon final determination of the amount of such Damages, whether by a non-appealable court order or final settlement of the dispute, the Parent Indemnified Person shall be entitled to that portion of the withheld amount required to cure such Damages.  Subject to Section 11.12, the rights under this Section 11.13 shall be the sole and exclusive remedy for any Taxes (or related Damages) payable under the Tax Indemnity that has survived beyond the third (3rd) anniversary of the Closing Date, other than any Taxes (or related Damages) in respect of which a claim for indemnification has been made prior to such third anniversary and in respect of which funds remain in escrow after such third (3rd) anniversary pursuant to Section 11.11 and the Escrow Agreement.

ARTICLE XII

Tax Matters

Section 12.1

Tax Returns Required to be Filed on or prior to the Closing Date.

(a)

The Company and each Company Subsidiary shall prepare and timely file, or caused to be prepared and timely filed, all Tax Returns required to be filed by the Company or any Company Subsidiary that are due (after taking into account appropriate extensions) on or prior to the Closing Date.   The Company shall provide Parent with drafts of all U.S. federal and California state income Tax Returns of the Company that are required to be filed by the Company or any Company Subsidiary (after taking into account any applicable extensions) pursuant to this Section 12.1(a) at least five (5) days prior to the due date (after taking into account any applicable extensions) for filing of such Tax Returns and shall incorporate any reasonable comments made by Parent in the Tax Returns actually filed.

(b)

Parent shall prepare and timely file, or cause to be prepared all Tax Returns required to be filed by the Company or any Company Subsidiary that are due (after taking into account appropriate extensions) after the Closing Date and shall timely pay all Taxes shown as due on such Tax Returns.  To the extent that such Tax Return relates to a Pre-Closing Tax Period, such Tax Return shall be prepared in a manner consistent with prior practices, procedures, and accounting methods of the Company and any Company Subsidiary and as agreed pursuant to Section 12.2.  At least thirty (30) days prior to the due date of any Tax Return required to be filed by the Company and the Company Subsidiaries after the Closing Date that relates to a Pre-Closing Tax Period, the Parent shall provide the Securityholders’ Representative with a draft of such Tax Returns for the Securityholders’ Representative’s review and comment, and the Parent shall cause the Company or applicable Company Subsidiary to incorporate any reasonable comments made by the Securityholders’ Representative in the Tax Returns actually filed.

(c)

Prior to the later of (1) the date on which full release of the Escrow Amount to the Securityholders’ Representative in accordance with Section 11.11 and the Escrow Agreement occurs, and (2) the date the Tax Indemnity expires, Parent shall not, and shall not allow the Company or any Company Subsidiary to (i) amend any Tax Return of the Company or any Company Subsidiary for a Pre-Closing Tax Period (including filing for a Tax refund other than as provided in Section 12.5(c)); (ii) extend or waive the applicable statute of limitations with respect to a Tax of the Company or any Subsidiary for a Pre-Closing Tax Period; (iii) file a ruling request with any Taxing Authority that relates to the Taxes or Tax Returns of the Company or any Company Subsidiary for a Pre-Closing Tax Period; or (iv) have any voluntary disclosure or discussions with any Tax Authority regarding any Tax or Tax Returns of the Company or any Company Subsidiary for a Pre-Closing Tax Period, including filing Tax Returns for a Pre-Closing Tax Period in jurisdictions that the Company or any Company Subsidiary does not currently file Tax Returns, in each case, without the prior written consent of the Securityholders’ Representative, which consent shall not be unreasonably withheld.

Section 12.2

Preparation of Tax Returns. The Parties hereto agree as follows:

(a)

To treat any Transaction Deductions paid or accrued on or before the Closing Date as being  deducted in a Pre-Closing Tax Period and no party hereto shall apply (or allow the Company or any Subsidiary or other Affiliates to apply) the “next day rule” under Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) to such deductions.

(b)

To make the election under Revenue Procedure 2011-29 to apply the seventy percent (70%) safe-harbor to any “success based fee” as defined in Treasury Regulation Section 1.263(a)-5(f)  included in the Transaction Deductions.

(c)

To the extent permitted under applicable Law, elect to carry back any net operating loss or other Tax attribute or Tax credit realized by the Company or any Company Subsidiary in a Pre-Closing Tax Period prior to carrying forward such item into a Post-Closing Tax Period.

(d)

To treat any gains, income, deductions, losses, or other items realized by the Company or any Company Subsidiary resulting from any transaction outside of the ordinary course of business (excluding any such transactions resulting from any action of the Company or any Company Subsidiary pursuant to a contractual commitment entered into by the Company or any Company Subsidiary prior to the Closing) and not contemplated by this Agreement (including any relating to the financing of the acquisition of the Company by Parent) on the Closing Date, but after the Closing, as occurring on the day after the Closing Date and each party hereto shall (and cause the Company and each Company Subsidiary and each other Affiliate to) utilize the “next day rule” in Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) (or any similar provision of state, local, or non-U.S. law) for purposes of reporting such items on applicable Tax Returns.

(e)

Not to make an election under Code Section 338(g) with respect to the acquisition of the shares of the Company contemplated by this Agreement.

(f)

Not to make an election under Treasury Regulation Section 1.1502-76(b)(2) (or allow the Company or any Company Subsidiary or any other Affiliate to make such an election) to ratably allocate items incurred by the Company or any Company Subsidiary.

(g)

To the extent permissible under applicable Laws, to elect to have each Tax year of the Company and any Company Subsidiary end on the Closing Date and, if such election is not permitted or required in a jurisdiction with respect to a Tax such that the Company or any Company Subsidiary is required to file a Tax Return for a Overlap Period with respect to such Tax, the Parties agree to use the following conventions for determining the amount of Taxes attributable to the portion of the Overlap Period ending on the Closing Date and the portion of the Overlap Period beginning on the day immediately following the Closing Date:  (A) in the case of property Taxes and other similar Taxes imposed on a periodic basis, the amount attributable to the portion of the Overlap Period ending on the Closing Date shall be determined by multiplying the Taxes for the entire Overlap Period by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Overlap Period and the remaining amount of such Taxes shall be attributable to the portion of the Overlap Period beginning on the day after the Closing Date; and (B) in the case of all other Taxes (including income Taxes, sales Taxes, employment Taxes, withholding Taxes), the amount attributable to the portion of the Overlap Period ending on the Closing Date shall be determined as if the Company or any Company Subsidiary filed a separate Tax Return with respect to such Taxes for the portion of the Overlap Period ending on as of the end of the day on the Closing Date using a “closing of the books methodology” and the remaining amount of such Tax for the Overlap Period shall be attributable to the portion of the Overlap Period beginning on the day after the Closing Date.  For purposes of clause (B), any item determined on an annual or periodic basis (including amortization and depreciation deductions) shall be allocated to the portion of the Overlap Period ending on the Closing Date based on the relative number of days in such portion of the Overlap Period as compared to the number of days in the entire Overlap Period.

(h)

To treat all indemnification payments under this Agreement as adjustments to the Merger Consideration for all relevant Tax purposes.

(i)

To treat all interest and other earnings on the Escrow Amount as income of Parent in accordance with the transition rule set forth in Proposed Treasury Regulation Section 1.468B-8(h)(2).

(j)

To treat the payment of the Merger Consideration as an integrated purchase and redemption in complete redemption of each Company Securityholder’s interest in the Company for U.S. federal, state and local income Tax purposes.

(k)

To treat the payments to Company Stockholders  with respect to the Tax refunds under Section 12.5, upon the release of the Escrow Funds, and with respect to the payments of the Transaction Tax Benefit Amount under Section 12.6 as payments of additional Merger Consideration for all relevant Tax purposes, provided that the Purchaser and Company Stockholders shall be entitled to treat such payments as interest to the extent required Code Section 483 or any other analogous provision of the Code or under state or local Tax law.

(l)

To treat payments to Company RSUholders, Company Optionholders or Company SARholders with respect to the Tax refunds under Section 12.5 and Section 12.7, upon the release of the Escrow Funds, and with respect to the payments of the Transaction Tax Benefit Amount under Section 12.6 and Section 12.7 payments as payments of “wages” that are included in the income of the relevant Company RSUholder, Company Optionholder or Company SARholder  in the year of receipt (and not in the year of deposit with the Escrow Agent) and Parent, the Company or applicable Company Subsidiary shall be entitled to withhold any amounts required under the Code or applicable Tax Laws with respect to such payments in accordance with Section 3.5(g) and reduce payments for the Company’s or any Company Subsidiary’s portion of payroll Taxes as provided for in Section 12.9.

(m)

The fair market value of the preferred shares of TWI Pharmaceuticals Holding, Inc. is not greater than $100 per share, plus accrued but undeclared dividends as of the date distributed or sold, and the fair market value of the common shares of TWI Pharmaceuticals Holding, Inc. is not greater than $1.00 per share.

Unless otherwise required by a closing agreement with a Tax Authority or a final non-appealable judgment of a court of competent jurisdiction, or by a change in applicable Law after the date of this Agreement, Parent shall not take any position (and shall not allow the Company or any Company Subsidiary or any of their Affiliates to take any position) on any Tax Return or during the course of any Claim with respect to any Taxes or Tax Returns (whether or not a Tax Contest)  that is inconsistent with any election, position, or other decision made in accordance with Section 12.2.

Section 12.3

Cooperation with Respect to Tax Returns.  Parent and the Securityholders’ Representative shall furnish or cause to be furnished to each other, as promptly as practicable, such information (including access to books and records) and assistance, including making employees available on a mutually convenient basis to provide additional information and explanations of any material provided, relating to the Company or any Company Subsidiary as is reasonably necessary for the filing of any Tax Return, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any adjustment or proposed adjustment with respect to Taxes.  Parent or the Company shall retain in its possession, and shall provide the Securityholders’ Representative reasonable access to (including the right to make copies of), such supporting books and records and any other materials that the Securityholders’ Representative may specify with respect to Tax matters relating to any taxable period ending on or prior to the Closing Date until the relevant statute of limitations has expired.  After such time, Parent may dispose of such material.

Section 12.4

Tax Contest.

(a)

Prior to the full release of the Escrow Amount to the Securityholders’ Representative pursuant to Section 11.11 and the Escrow Agreement (or if later, in the case of a Tax Contest relating to U.S. federal income Taxes, prior to the date the Tax Indemnity expires), if any Tax Authority issues to the Company or any Company Subsidiary (1) a notice of its intent to audit or conduct another Claim with respect to Taxes or Tax Returns of the Company or Company Subsidiary for any Pre-Closing Period or (2) a notice of deficiency for Taxes for any Pre-Closing Period, the Parent shall notify the Securityholders’ Representative of its receipt of such communication from the Tax Authority within ten (10) days of receipt.   The Company or applicable Company Subsidiary shall control the conduct of any Claim relating to the Taxes or

Tax Returns of the Surviving Corporation, the Company or any Company Subsidiary (a “Tax Contest”); provided, however, (i) if such Tax Contest relates to a Pre-Closing Tax Period, prior to the full release of the Escrow Amount to the Securityholders’ Representative pursuant to Section 11.11 and the Escrow Agreement (or if later, in the case of a Tax Contest relating to U.S. federal income Taxes, prior to the date the Tax Indemnity expires), the Securityholders’ Representative shall be entitled, at its sole cost and expense, to participate in such Tax Contest and (ii) if such Tax Contest relates to a Pre-Closing Tax Period (whether or not the Securityholders’ Representative participates in such Tax Contest), prior to the full release of the Escrow Agreement to the Securityholders’ Representative pursuant to Section 11.11 and the Escrow Agreement the Parent shall not, and shall not allow the Surviving Corporation or any Company Subsidiary to settle, resolve, or abandon such Tax Contest without the prior written consent of the Securityholders’ Representative.

(b)

If the Securityholders’ Representative elects to participate in a Tax Contest for a Pre-Closing Tax Period as provided for in Section 12.4(a), (1) the Securityholders’ Representative shall notify the Parent of such intent; (2) the Parent shall control, or cause the Surviving Corporation or any Company Subsidiary to control, the Tax Contest diligently and in good faith; (3) the Parent shall take all actions required to ensure that the Securityholders’ Representative has the rights participate in the Tax Contest; and (4) if requested by the Securityholders’ Representative, the Parent shall settle (or shall cause the Surviving Corporation or the applicable Company Subsidiary or Affiliate to settle) the Tax Contest or terms acceptable to the applicable Tax Authority and the Securityholders’ Representative (provided such settlement does not result in any Parent Indemnified Person incurring any material Tax that the Indemnifying Parties are not required to pay or indemnify under this Agreement).   If the Securityholders’ Representative elects to participate as provided for in Section 12.4(a), its right to participate shall include, but shall not be limited to, the following: (a) engaging counsel of its own choice, and expense, to represent the Securityholders’ Representative during the course of such Tax Contest and having such counsel present at all meetings or conferences that the Securityholders’ Representative has the right to attend; (b) consulting on an ongoing and timely basis with the Parent (and the Surviving Corporation and Company Subsidiary) regarding the conduct of such Tax Contest; (c) timely receiving from the Parent (or the Surviving Corporation or any Company Subsidiary) all correspondence and other documents received regarding the Tax Contest from the applicable Tax Authority; (d) reviewing on a timely basis all drafts of correspondence, submissions, and other documents that are intended to be provided to the Tax Authority with respect to such Tax Contest; (e) having all reasonable comments made by the Securityholders’ Representative to any drafts of any correspondence, submissions, or other documents to be provided to the Tax Authority  incorporated on the final form that is actually submitted to the Tax Authority; (f) consulting on an ongoing and timely basis with counsel for the Parent (or the Company and Company Subsidiary) regarding the Tax Contest (including, participating in any calls and other meetings with counsel that are with respect to the Tax Contest) and receiving any correspondence and other documents prepared by counsel for the Parent (or the Company or any Company Subsidiary) in respect of the Tax Contest; and (g) participating in any conferences or meetings with any Tax Authority that are with respect to the Tax Contest.

(c)

If the Securityholders’ Representative does not participate in a Tax Contest (whether by election or otherwise) that relates to a Pre-Closing Tax Period and such Tax Contest is ongoing prior to the full release of the Escrow Amount to the Securityholders’

Representative pursuant to Section 11.11 and the Escrow Agreement (or in the case of a Tax Contest relating to U.S. federal income Taxes, prior to the date the Tax Indemnity expires) (1) the Parent shall control, or cause the Surviving Corporation or applicable Company Subsidiary to control, such Tax Contest diligently and in good faith; (2) the Parent shall keep the Securityholders’ Representative reasonably informed regarding the status of such Tax Contest; and (3) if requested by the Securityholders’ Representative, the Parent shall settle (or cause the Surviving Corporation or the applicable Company Subsidiary to settle) the Tax Contest on terms acceptable to the applicable Tax Authority and the Securityholders’ Representative (provided that such settlement does not result in any Parent Indemnified Person incurring any material Tax that the Indemnifying Stockholders are not required to pay or indemnify under this Agreement).

Section 12.5

Tax Refunds.

(a)

Prior to the full release of the Escrow Amount to the Securityholders’ Representative pursuant to Section 11.11 and the Escrow Agreement, all refunds of Taxes of the Company or any Company Subsidiary for any Pre-Closing Tax Period (whether in the form of cash received or a credit or other offset against Taxes otherwise payable) to the extent not included in the Closing Working Capital shall be property of the Company Securityholders.  To the extent that the Parent, the Surviving Corporation, or any Company Subsidiary receives a refund that is the property of the Company Securityholders, the Parent shall pay the amount of such refund (and interest received from the Tax Authority) as provided in Section 12.7.  The amount due for any Tax refund shall be payable ten (10) days after receipt of the refund from the applicable Tax Authority (or, if the refund is in the form of a credit or offset, ten (10) days after the due date of the Tax Return claiming such credit or offset).  Subject to the applicable limitations in Article XI, to the extent that a Tax refund that gives rise to a payment under this Section 12.5 is lost, reduced, or disallowed, the Indemnifying Persons shall indemnify the Parent Indemnified Person for the amount of Taxes that the Company or any Company Subsidiary incurs as a result of such loss, reduction, or disallowance.  Notwithstanding anything in this Agreement to the contrary, this Section 12.5 shall not be construed to require Parent, the Company or any of their Affiliates to make available any information that Parent, the Company or any of their Affiliates reasonably determines in good faith is confidential or privileged (including without limitation, Tax Returns or related work papers (other than Tax Returns and related work papers of the Company or any Company Subsidiary for any Pre-Closing Tax Period)).

(b)

The amount of refunds attributable to the portion of an Overlap Period ending on the Closing Date shall be determined in accordance with Section 12.2(a).

(c)

Prior to the full release of the Escrow Amount to the Securityholders’ Representative pursuant to Section 11.11 and the Escrow Agreement, the Parent shall, and shall cause the Surviving Corporation, any Company Subsidiary and their Affiliates, to take all commercially reasonable actions necessary to timely claim any refunds, credits or offsets that will give rise to a payment under this Section 12.5, including promptly filing after the Closing Date an IRS Form 1139 (and any comparable form for state and local Tax purposes) to claim a refund payable in cash from the carrying back of a net operating loss for the tax year ending on the Closing Date and an IRS Form 4466 (and any comparable form for state or local Tax purposes) to claim a refund payable in cash for estimated Taxes paid with respect to the year beginning on January 1, 2011.

Section 12.6

Transaction Deduction Tax Benefit.

(a)

To the extent that a Transaction Tax Benefit Amount is realized for an Applicable Tax Year, the Parent shall pay an amount equal to such Transaction Tax Benefit Amount as provided in Section 12.7; provided, however, Parent shall not be obligated to pay any amounts in respect of the Transaction Tax Benefit Amount or with respect to any Tax refunds payable under Section 12.5 arising from the Transaction Deductions that would result in aggregate payments by Parent in respect of the Transaction Tax Benefit Amount and such refunds addressed under Section 12.5 in excess of the Transaction Tax Benefit Cap.  Any Transaction Tax Benefit Amount payable under the prior sentence shall be payable no later than ten (10) Business Days after the date the Transaction Tax Benefit Amount is finally determined under Section 12.6(c).  Notwithstanding the foregoing, to the extent the Transaction Tax Benefit Amount arises from a refund for Taxes (whether by direct payment or credit), the Transaction Tax Benefit Amount shall not be payable prior to the date that is ten (10) Business Days after Parent, the Company, any Company Subsidiary or any of their Affiliates receives such refund from the applicable Tax Authority.

(b)

Within forty-five (45) days after the Parent files an Applicable Federal Tax Return for an Applicable Tax Year, the Parent shall deliver to the Securityholders’ Representative a certificate signed by an officer of Parent that reasonably details the calculation of the Transaction Tax Benefit Amount realized with respect to such year (each, a “Draft Tax Benefit Computation”).  The Parent will make available to the Securityholders’ Representative and its representatives such additional information that the Securityholders’ Representative reasonably requests as part of its review of the Draft Tax Benefit Computation.  For the avoidance of doubt, this Section 12.6 shall not be construed to require Parent, the Company or any of their Affiliates to make available any information that Parent determines in good faith is confidential or privileged (including without limitation, any Tax Returns and related work papers (other than Tax Returns or related work papers of the Company or any Company Subsidiary for any Pre-Closing Tax Period; provided, however, for the avoidance of doubt, such Tax Returns and related work papers shall not include any Tax Returns or work papers of Parent or any of its Subsidiaries (other than the Company or any Company Subsidiary)).  If the Securityholders’ Representative delivers notice that it agrees with the Draft Tax Benefit Computation or does not deliver a Tax Benefit Objection Notice within forty-five (45) days of receipt of the Draft Computation, the Parent’s Draft Tax Benefit Computation shall be binding and the amount of the Transaction Tax Benefit Amount shall be payable under Section 12.6(a) and Section 12.7.  If the Securityholders’ Representative disagrees with any aspect of the Draft Tax Benefit Computation, the Securityholders’ Representative shall, within forty-five (45) days after receipt of the Draft Tax Benefit Computation, deliver a notice (a “Tax Benefit Objection Notice”) to the Parent stating that it disagrees. The Parent and the Securityholders’ Representative shall use reasonable efforts to resolve any disagreements as to the Draft Tax Benefit Computation and the Tax Benefit Objection Notice, but if they do not obtain a final resolution within sixty (60) days after the Parent has received the Tax Benefit Objection Notice, the Parent and the Securityholders’ Representative shall jointly retain PricewaterhouseCoopers (or successor firm that Parent generally engages to prepare the Parent’s U.S. federal income Tax Returns) (the “Parent’s Tax Accountant”) to compute the Transaction Tax Benefit Amount; provided, however, for the avoidance of doubt, under no circumstances shall the Parent’s Tax Accountant or the Parent be required to make available to the Securityholders’ Representative any information that Parent reasonably determines in good faith is confidential or privileged (including without limitation,

Tax Returns and related work papers) (other than Tax Returns and related work papers of the Company or any Company Subsidiary for a Pre-Closing Tax Period; provided, however, for the avoidance of doubt, such Tax Returns and related work papers shall not include any Tax Returns or work papers of Parent or any of its Subsidiaries (other than the Company or any Company Subsidiary)). The determination of the Parent’s Tax Accountant shall be conclusive and binding upon the Parent and the Securityholders’ Representative.  Each of Parent and the Securityholders’ Representative will bear its own legal, accounting and other fees and expenses of participating in such dispute resolution procedure.  The fees and expenses of the Parent’s Tax Accountant incurred pursuant to this Section 12.6(b) shall be split equally between Parent and the Securityholders’ Representative.

(c)

The Parent shall use commercially reasonable efforts to claim any deduction for Transaction Deduction not governed by Section 12.2 or to claim refunds that will give rise to payments under this Section 12.6; provided, however, that Parent shall not be obligated to file an amended Tax Return for any Applicable Tax Year to claim a refund or to claim a deduction for a Transaction Tax Deduction

(d)

For the avoidance of doubt, in no event shall Parent be obligated to pay more than once to, or for the benefit of, the Company Securityholders any amount with respect to the same Tax Benefit.

Section 12.7

Payment of Refunds and Transaction Deduction Tax Benefits. To the extent that any amounts are required to be paid with respect to the Transaction Tax Benefit Amount under Section 12.6 or refunds under Section 12.5, such amounts shall be paid as follows: (i) if such amount is payable before the full release of the Escrow Amount to the Securityholders’ Representative under Section 11.11 and the Escrow Agreement, such amount shall be deposited with the Escrow Agent and distributed in accordance with the terms of the Escrow Agreement and this Agreement; and (ii) if such amount is payable on or after the full release of the Escrow Amount to the Securityholders’ Representative under Section 11.11 and the Escrow Agreement, such amount shall be paid, subject to Section 11.13, to the Paying Agent for distributions to the Securityholders as determined by the Securityholders’ Representative.

Section 12.8

Prior Tax Agreements.  The Company shall terminate or cause to be terminated any and all of the Tax sharing, allocation, indemnification or similar agreements, arrangements or undertakings in effect, written or unwritten, on the Closing Date as between the Company Stockholders or any predecessors or Affiliates thereof, on the one hand, and the Company and any of the Company Subsidiaries, on the other hand, for all Taxes imposed by any Tax Authority, regardless of the period in which such Taxes are imposed, and neither the Surviving Corporation, any Company Subsidiary, nor any Company Stockholder (or predecessors or Affiliates thereof) shall have any continuing obligation to make any payments under any such agreements, arrangements or undertakings.

Section 12.9

Payroll Taxes. To the extent the Parent, the Company, or any Company Subsidiary incurs any payroll Taxes not included in the Closing Working Capital as a result of the application of Section 12.2(l) on the release of the Escrow, the payment of refunds under Section 12.5 and Section 12.7; or the payment with respect to the Transaction Tax Deduction Amount under Section 12.6 and Section 12.7, the amount payable to, or on behalf of, the Securityholders shall be reduced by the amount of such payroll Taxes and such amounts shall be remitted to the Parent (or its designee) to be paid to the applicable Tax Authority.

ARTICLE XIII

Securityholders’ Representative

Section 13.1

Securityholders’ Representative.  By voting in favor of the adoption of this Agreement, the approval of the Merger and the consummation of the Merger, or participating in the Merger and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Merger, each Indemnifying Person shall be deemed to have approved the designation of, and hereby designates as of the date hereof, Dr. Chen as the agent and attorney in fact of such Indemnifying Person and as the Securityholders’ Representative for and on behalf of such Indemnifying Person to give and receive notices and communications in connection with this Agreement and related matters, including in connection with claims for indemnification under Article XI, and for all other purposes hereunder, including to give and receive notices and communications; to authorize delivery to Parent of the applicable portion of the Escrow Fund in satisfaction of claims for indemnification by Parent; to object to such deliveries; to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, such claims; to agree to, negotiate, enter into and provide amendments and supplements to and waivers in respect of this Agreement and the Escrow Agreement; and to take all actions necessary or appropriate in the judgment of the Securityholders’ Representative for the accomplishment of any or all of the foregoing; and Dr. Chen hereby accepts such designation.  No bond shall be required of the Securityholders’ Representative, and the Securityholders’ Representative shall receive no compensation for his services.  The Securityholders’ Representative may resign at any time.  A new Securityholders’ Representative may be appointed at any time by Dr. Chen, such appointment to become effective upon the written acceptance thereof by the new Securityholders’ Representative.  Written notice of any resignation or appointment of the Securityholders’ Representative shall be delivered by the Securityholders’ Representative to Parent promptly after such action is taken.

Section 13.2

No Liability.  The Securityholders’ Representative shall not be liable to any Company Stockholder for any act done or omitted hereunder as Securityholders’ Representative while acting in good faith.  The Securityholders’ Representative shall be entitled to engage such counsel, experts and other agents and consultants as he shall deem necessary in connection with exercising his powers and performing his functions hereunder and shall be entitled to conclusively rely on the opinions and advice of such Persons. The Company shall indemnify the Securityholders’ Representative and hold him harmless against any Damage incurred as a result of or in connection with the acceptance or administration of his duties hereunder that is not a result of any gross negligence or bad faith on the part of the Securityholders’ Representative.

Section 13.3

 Decisions Binding.  Any decision, act, consent or instruction of the Securityholders’ Representative shall constitute a decision of all of the Company Securityholders and shall be final, binding and conclusive upon each and every Company Securityholder, and the Escrow Agent, Parent, Merger Sub, the Company and the Surviving Corporation may rely upon any decision, act, consent or instruction of the Securityholders’ Representative as being the decision, act, consent or instruction of each and every Company Securityholder. The Escrow

Agent and Parent are hereby relieved from any Liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Securityholders’ Representative.

Section 13.4

Securityholders’ Representative Expense Fund.  Each of the Company Securityholders shall agree to reimburse the Securityholders’ Representative for any fees and expenses incurred by the Securityholders’ Representative in its capacity as agent, proxy or attorney in fact of the Company Securityholders in connection with this Agreement or the transactions contemplated herein, including the payment by the Securityholders’ Representative of the Transfer Taxes pursuant to Section 3.5(h). At the Closing, the Securityholders’ Representative shall notify Parent in writing of an amount to be determined by the Securityholders’ Representative, at its reasonable sole discretion (the “Securityholders’ Representative Expense Fund”), which amount Parent shall pay to the Securityholders’ Representative in accordance with Section 3.4(e) and which amount the Securityholders’ Representative shall hold in trust to cover and reimburse the fees and expenses incurred by the Securityholders’ Representative for its obligations in connection with this Agreement and the transactions contemplated herein.  Any balance of the Securityholders’ Representative Expense Fund not incurred for such purposes shall be returned to the Company Securityholders in accordance with each respective Company Securityholder’s Pro Rata Share.

ARTICLE XIV

Miscellaneous

Section 14.1

Notices.

(a)

All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made (i) five business days after being sent by registered or certified mail, return receipt requested, (ii) upon delivery, if hand delivered, (iii) one Business Day after being sent by prepaid overnight courier with guaranteed delivery, with a record of receipt, or (iv) upon transmission with confirmed delivery if sent by facsimile before 5:00 p.m. recipient’s local time on a Business Day, otherwise on the next Business Day, in each case, to the appropriate address or number as set forth below.

(b)

Notices to the Company shall be addressed to:

Anchen Incorporated

c/o Anchen Pharmaceuticals, Inc.

9601 Jeronimo Road

Irvine, CA 92618

Attn.:  John E. Mooney

Fax:  312-533-4443

with a copy (which shall not constitute notice) to:

Winston & Strawn LLP

35 W. Wacker Dr.

Chicago, IL 60601-9703

Attn.:  R. Cabell Morris, Jr., Esq.

Fax:  (312) 558-5700

(c)

Notices to the Securityholders’ Representative shall be addressed to:

Chih-Ming Chen, Ph.D.

c/o TWI Pharmaceuticals, Inc.

4th Floor, No. 41

Lane 221, Kang Chien Road

Nei Hu District

Taipei 114, Taiwan

Fax:  886-2-26573595

with a copy (which shall not constitute notice) to:

John E. Mooney, Esquire

One Northfield Plaza, Suite 300

Northfield, Illinois 60093

Fax:  312-533-4443

(d)

Notices to Parent, Merger Sub or the Surviving Corporation shall be addressed to:

Par Pharmaceutical, Inc.
One Ram Ridge Road
Spring Valley, NY 10977
Attn.:  President, Par Pharmaceutical
Fax:

with a copy (which shall not constitute notice) to:

Par Pharmaceutical, Inc.
300 Tice Boulevard
Woodcliff Lake, NJ 07677
Attn.:  General Counsel
Fax: (201) 802-4600

and

Orrick, Herrington & Sutcliffe LLP
51 West 52nd Street
New York, NY 10019
Attn.:  R. King Milling, Jr., Esq.
Fax: (212) 506-5151

(e)

Each of the Parties may designate a different address for notices by delivering written notice to the other Parties in accordance with this Section 14.1.

Section 14.2

Governing Law; Consent to Jurisdiction; Waiver of Jury.  THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.  Each of the Parties (a) consents to submit itself exclusively to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court, in either case, located in Wilmington, Delaware, in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat the jurisdiction of such courts by motion or other request for leave from any such court, (c) waives any claim that such proceedings have been brought in an inconvenient forum, and (d) agrees that it will not bring any Claim relating to this Agreement in any court or other tribunal other than a federal court sitting in the State of Delaware or a Delaware state court, in either case, located in Wilmington, Delaware.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT OR HE MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT OR HE UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT OR HE MAKES SUCH WAIVER VOLUNTARILY, AND (IV) IT OR HE HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.2.

Section 14.3

Entire Agreement.  This Agreement, the schedules and exhibits hereto, the Confidentiality Agreement and the Ancillary Agreements contain the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede all prior agreements, understandings, and negotiations, both written and oral, among the parties with respect to the subject matter of this Agreement.

Section 14.4

Expenses.  Except as otherwise provided in this Agreement, each Party shall be responsible for and shall pay all costs and expenses incurred by such Party in connection with this Agreement and the transactions contemplated this Agreement, whether the Merger is or is not consummated.

Section 14.5

Counterparts.  This Agreement may be executed and delivered by facsimile and in two or more counterparts, all of which shall be considered one and the same agreement.

Section 14.6

Successors and Assigns.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties; provided, however, that Parent may assign any or all of its rights, interests and obligations hereunder to any of its Affiliates without any prior written consent of the other Parties; provided, further, however, that notwithstanding such assignment, Parent shall remain liable for any default by its assignee of any of its obligations hereunder.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors or assigns, heirs, legatees, distributes, executors, administrators and guardians.

Section 14.7

Amendments and Waivers.  This Agreement, and each of the terms and provisions of this Agreement, may be modified, waived or amended, to the extent permitted by Law and, if applicable, approved by the Boards of Directors of the Company, Parent and/or Merger Sub, by an instrument or instruments in writing signed by each of the Parties.  The failure of any Party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part of this Agreement or the right of any Party thereafter to enforce each and every such provision.  The waiver by any Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

Section 14.8

Headings.  The Section and Article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

Section 14.9

No Third Party Beneficiaries.  Except as expressly set forth in this Agreement, neither this Agreement nor any of the provisions herein is intended to confer upon any Person other than the Parties (and their successors and assigns as permitted by Section 14.6) any rights or remedies hereunder.

Section 14.10

Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, (a) such provision will be fully severable, (b) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such provision or its severance herefrom and (c) in lieu of such provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such provision as may be possible.

Section 14.11

Specific Performance.  Each Party hereby agrees that, in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, the non-breaching Parties shall be entitled (in addition to any other remedy that may be available to them, whether in law or equity, including monetary damages) to: (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and/or (b) an injunction restraining such breach or threatened breach.  Each Party further agrees that no other Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 14.11, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 14.12

Conflicts and Privilege.  The Parent and the Surviving Corporation hereby agree that, in the event a dispute arises after the Closing between Parent or the Surviving Corporation or any Company Subsidiary and the Securityholders’ Representative (or any Company Securityholder), Winston & Strawn LLP may represent the Securityholders’ Representative or the Company Securityholder in such dispute even though the interests of the Securityholders’ Representative or the Company Securityholder may be directly adverse to the Company, and even though Winston & Strawn LLP may have represented the Company or a Company Subsidiary in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation or its Affiliates.  Parent, the Securityholders’ Representative and the Company further agree that, as to all communications between Winston & Strawn LLP, the Company, the Securityholders’ Representative and the Company Securityholders that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to the Securityholders’ Representative and the Company Securityholders and may be controlled by the Securityholders’ Representative and the Company Securityholders, and shall not pass to or be claimed or controlled by the Surviving Corporation or Parent; provided that neither the Securityholders’ Representative nor the Company Securityholders shall waive such attorney-client privilege other than to the extent appropriate in connection with the enforcement or defense of their respective rights or obligations existing under this Agreement.  Notwithstanding the foregoing, in the event a dispute arises between the Parent or the Company and a Person other than the Securityholders’ Representative or a Company Securityholder after the Closing, the Surviving Corporation may assert the attorney-client privilege to prevent disclosure of confidential communications by Winston & Strawn LLP to such Person; provided, however, that the Surviving Corporation may not waive such privilege without the prior written consent of the Securityholders’ Representative, which consent will not be unreasonably withheld.

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IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties as of the day first above written.

PAR PHARMACEUTICAL, INC.

By:  /s/ Patrick G. LePore
Name:  Patrick G. LePore
Title:   Chief Executive Officer and President

ADMIRAL ACQUISITION CORP.

By:  /s/ Patrick G. LePore
Name:  Patrick G. LePore
Title:   Chief Executive Officer and President

ANCHEN INCORPORATED

By:  /s/ Chih-Ming Chen, Ph.D.
Name: Chih-Ming Chen, Ph.D.
Title:  Chief Executive Officer and Chairman

/s/ Chih-Ming Chen, Ph.D.
Chih-Ming Chen, Ph.D. (solely
with respect to Article XIII)